UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2008

AVANT IMMUNOTHERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-15006	13-3191702
(State or other jurisdiction	(Commission file number)	(IRS employer
of incorporation)		identification no.)

119 Fourth Avenue

Needham, Massachusetts  02494-2725

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(781) 433-0771

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

AVANT IMMUNOTHERAPEUTICS, INC.

FORM 8-K/A-1

i

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

MERGER OF AVANT AND CELLDEX

On March 7, 2008, AVANT Immunotherapeutics, Inc. (“AVANT”) announced it had closed the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated October 19, 2007 by and among AVANT, Callisto Merger Corporation (“Merger Sub”), a wholly owned subsidiary of AVANT, and Celldex Therapeutics, Inc. (“Celldex”). Pursuant to the terms of the merger agreement, Merger Sub merged with and into Celldex, with Celldex as the surviving company and a wholly-owned subsidiary of AVANT.  Approximately 8.7 million shares were issued to the former Celldex shareholders in connection with the merger. Those 8.7 million shares included the assumption by AVANT of stock options held by Celldex employees, consultants and directors, which now represent options to purchase approximately 1,446,914 shares of AVANT common stock.

The Merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT with Celldex being considered the accounting acquirer, even though AVANT was the issuer of common stock and the surviving legal entity in the transaction.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This report on Form 8-K/A contains forward-looking statements within the meaning of the federal securities laws. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “will,” “should,” “may,” “plan,” “intend,” “assume” and other expressions which predict or indicate future events and trends and which do not relate to historical matters. You should not rely on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of AVANT. These risks, uncertainties and other factors may cause the actual results, performance or achievements of AVANT to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statements made by AVANT. These factors include, but are not limited to: (1) the successful post-merger integration of the business, multiple technologies and programs; (2) the ability to adapt AVANT’s APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; (3) the ability to adapt AVANT’s vectoring systems to develop new, safe and effective orally administered vaccines against disease causing agents; (4) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies, and commercialization of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine, and other products and AVANT’s expectations regarding market growth; (5) the cost, timing, scope and results of ongoing safety and efficacy trials of CDX-110, CDX-1307, CholeraGarde® (Peru-15), Ty800, ETEC E. coli vaccine and other preclinical and clinical testing; (6) the ability to negotiate strategic partnerships or other disposition transactions for AVANT’s cardiovascular programs, including TP10 and CETi; (7) the ability of AVANT to manage multiple clinical trials for a variety of product candidates; (8) the volume and profitability of product sales of Megan®Vac 1, Megan®Egg and other future products; (9) the process of obtaining regulatory approval for the sale of Rotarix® in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix® by our partner, GlaxoSmithKline or Glaxo; (10) Glaxo’s strategy and business plans to launch and supply Rotarix® worldwide, including in the U.S. and other major markets and its payment of royalties to AVANT; (11) AVANT’s expectations regarding its technological capabilities and expanding its focus to broader markets for vaccines; (12) changes in existing and potential relationships with corporate collaborators; (13) the availability, cost, delivery and quality of clinical and commercial grade materials produced at AVANT’s own manufacturing facility or supplied by contract manufacturers and partners; (14) the timing, cost and uncertainty of obtaining regulatory approvals; (15) AVANT’s ability to develop and commercialize products before competitors that are superior to the alternatives developed by such competitors; (16) AVANT’s ability to retain certain members of management;(17) AVANT’s expectations regarding research and development expenses and general and administrative expenses; (18) AVANT’s expectations regarding cash balances, capital requirements, anticipated royalty payments (including those from Paul Royalty Fund), revenues and expenses, including infrastructure expenses; (19) the ability to obtain substantial additional funding; (20) AVANT’s belief regarding the validity of our patents and potential litigation; (21) Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; and (22) certain other factors that might cause AVANT’s actual results to differ materially from those in the forward-looking statements including those set forth under the headings “Business,” “Risk Factors” and Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of AVANT’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its current Reports on Form 8-K, as well as those described in AVANT’s other press releases and filings with the Securities and Exchange Commission, from time to time.  You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

In addition, the factors described under “Risk Factors” in this report may result in these differences. You should carefully review all of these factors. These forward-looking statements were based on information, plans and estimates at the date of this report, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

BUSINESS

A.                                    General

As used herein, the terms “we,” “us,” “our,” or “AVANT” refer to AVANT Immunotherapeutics, Inc., a Delaware corporation organized in 1983 and its direct and indirect subsidiaries, Celldex, Celldex Therapeutics, Ltd. (“Celldex Ltd”) and Megan Health, Inc. (“Megan”). We are a biopharmaceutical company that uses novel applications of immunology to develop products for the prevention and treatment of diseases. We are developing a broad portfolio of vaccines and targeted immunotherapeutics addressing a wide range of applications including oncology, infectious and inflammatory diseases. These include therapeutic cancer vaccines, monoclonal antibodies, single-dose, oral vaccines that protect against important disease-causing infectious agents and a treatment to reduce complement-mediated tissue damage. AVANT is advancing a robust pipeline of clinical and preclinical product candidates, the most advanced of which are for treatment of various cancers. Our lead programs are therapeutic cancer vaccines designed to instruct the patient’s immune system to recognize and destroy cancer cells.

Our strategy is to demonstrate proof-of-concept for our product candidates before leveraging their value through partnerships or, in appropriate situations, continuing late stage development ourselves. Demonstrating proof-of-concept for a product candidate generally involves bringing it through Phase 1 clinical trials and one or more Phase 2 clinical trials so that we are able to demonstrate, based on human trials, good safety data for the product candidate and some data indicating its effectiveness. Our current collaborations encompass the commercialization of an oral human rotavirus vaccine, the development of a Glioblastoma Multiforme treatment, and  the development of oral cholera, typhoid fever, ETEC and HIV vaccines, and vaccines addressed to human food safety and animal health. Our product candidates address large market opportunities for which we believe current therapies are inadequate or non-existent.

AVANT’s web site is located at http://www.avantimmune.com. On AVANT’s web site, investors can obtain a copy of AVANT’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after AVANT files such material electronically with, or furnishes it to, the Securities and Exchange Commission.

Our focus is on using the power of the immune system to prevent and treat disease. We have assembled a broad portfolio of technologies and intellectual property that we believe will give us a strong competitive position in vaccines and immunotherapeutics. This portfolio includes:

•                  technology and patents for CDX-110;

•                  APC Targeting Technology™ that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells;

•                  patent rights directed to various humanized monoclonal antibodies;

•      Cholera- and Salmonella-vectored vaccine delivery technologies;

•                  patent rights directed to a rotavirus strain;

•                  our VitriLife® patented drying system for the preservation of proteins, cells, bacteria and viruses; and

•                  technology and patents for complement inhibitors based on sCR1 “TP10”.

We currently have three products on the market and six products in clinical development. Our goal is to become a leading developer of innovative vaccines and immunotherapeutics that address health care needs on a global basis. Our success has depended and will continue to depend upon many factors, including our ability, and that of our licensees and collaborators, to successfully develop, obtain regulatory approval for and commercialize our product candidates. To date, commercial sales have only been generated from Rotarix® and our Megan poultry vaccines. We have had no commercial revenues from sales of our human therapeutic or other human vaccine products and we have had a history of operating losses. It is possible that we may not be able to successfully develop, obtain regulatory approval for or commercialize our product candidates, and we are subject to a number of risks that you should be aware of before investing in AVANT. These risks are disclosed more fully in “Risk Factors.”

Using our expertise in immunology, we are building business franchises in major disease areas: oncology, infectious and inflammatory diseases. Each of our business franchises addresses large market opportunities for which we believe current therapies are inadequate or non-existent. We have pursued some of these opportunities independently in a highly focused manner. In other cases, we have leveraged the financial support and development capabilities of corporate and public sector partners to bring our development projects to fruition. The research we have pursued over the past several years has matured into an exciting portfolio of product candidates.

Our products are derived from a broad set of complementary technologies which have the ability to utilize the human immune system and enable the creation of preventative and therapeutic agents. We are using these technologies to develop vaccines and targeted immunotherapeutics that prevent or treat disease caused by infectious organisms, and treatment vaccines that modify undesirable activity by the body’s own proteins or cells. Our products are in various stages of research and development. Below is a table of our currently active programs:

CURRENT PROGRAMS AND PARTNERSHIPS

Technology	Product	Indication/Field	Partner	Status

ONCOLOGY	CDX-110	Glioblastoma Multiforme	Pfizer	Phase 2b/3
	CDX-1307	Colorectal, Bladder, Pancreas, Ovarian and Breast Tumors	—	Phase 1
	CDX-1401	Solid Tumors	—	Pre-clinical
	CDX-1189	Myeloid Leukemias	—	Pre-clinical

INFECTIOUS DISEASE	CholeraGarde® Ty800	Cholera Typhoid fever	IVI NIH	Phase 2b Phase 2
	ETEC	Enterotoxigenic E coli infection	NIH	Pre-clinical
	Paratyphoid	Paratyphoid fever	—	Pre-clinical
	CDX-2401	HIV	Rockefeller University	Pre-clinical

INFLAMMATORY DISEASE	TP10	Transplantation AMD	— —	Phase 2 Pre-clinical

MARKETED PRODUCTS	Rotarix® Megan®Vac 1	Rotavirus infection Salmonella infection in chicken	GlaxoSmithKline Lohmann	Marketed Marketed
	Megan®Egg	Salmonella infection in laying hens and eggs	Lohmann	Marketed

B.                                    Development Strategy

AVANT’s strategy is to utilize our expertise to design and develop vaccines and targeted immunotherapeutics that have significant and growing market potential; to establish governmental and corporate alliances to fund development; and to commercialize our products either through corporate partners or, in appropriate circumstances, by our own direct selling efforts. Our goal is to demonstrate clinical proof-of-concept for each product, and then seek partners to help see those products which we cannot develop ourselves through to commercialization. This approach allows us to maximize the overall value of our technology and product portfolios while best ensuring the expeditious development of each individual product. Implementation of this strategy is exemplified by our lead programs which are discussed in the following sections.

Factors that may significantly harm our commercial success, and ultimately the market price of our common stock, include but are not limited to, announcements of technological innovations or new commercial products by our competitors, disclosure of unsuccessful results of clinical testing or regulatory proceedings and governmental approvals, adverse developments in patent or other proprietary rights, public concern about the safety of products developed by AVANT and general economic and market conditions. See “Risk Factors.”

C.                                    Cancer Vaccine Development Programs

1.             CDX-110

AVANT’s lead clinical development program, CDX-110, is a peptide-based immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the naturally expressed epidermal growth factor receptor (EGFR), a protein which has been well validated as a target for cancer therapy. Unlike EGFR, EGFRvIII is not present in normal tissues, and has been shown to be a transforming oncogene that can directly contribute to the cancer cell growth.

EGFRvIII is commonly present in Glioblastoma Multiforme, or GBM, the most common and aggressive form of brain cancer, and has also been observed in various other cancers such as breast, ovarian, prostate, colorectal, and head & neck cancers. We are currently pursuing the development of CDX-110 for GBM therapy, and plan to expand the clinical development into other cancers through additional clinical studies.

Initial clinical development of EGFRvIII immunotherapy was led by collaborating investigators at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas. The results from Phase 1 and Phase 2a studies, 16 and 23 patients, respectively, have demonstrated a significant increase in the time to disease progression (greater than 113%) in the patients which were vaccinated, and also in overall survival rates (greater than 100%), both relative to appropriately matched historical controls. AVANT believes that the therapy has been well tolerated, and significant immune responses to EGFRvIII were generated in many patients. An extension of the Phase 2a program at the same two institutions has enrolled 18 additional GBM patients treated with standard of care. The preliminary data support the observations from the previous studies. Independently, active immunotherapy for EGFRvIII in prostate and ovarian cancer patients has been conducted in a Phase 1 trial at the University of Washington.

AVANT initiated a Phase 2b/3 randomized study of CDX-110 combined with standard of care, temozolomide, versus standard of care alone in patients with GBM in May 2007, and AVANT intends to open a total of 29 sites in the United States and Canada during 2008.

The FDA has granted orphan drug designation for CDX-110 for the treatment of EGFRvIII expressing GBM as well as fast track designation.

On April 16, 2008, AVANT, acting through its wholly owned subsidiary Celldex Therapeutics, Inc., and Pfizer, Inc. (“Pfizer”) entered into a license and development agreement under which Pfizer will be granted an exclusive worldwide license to CDX-110.  The agreement also gives Pfizer exclusive rights to the use of AVANT’s EGFRvIII vaccines in other potential indications. Under the license and development agreement, Pfizer will make an upfront payment to AVANT of $40 million and will make a $10 million equity investment in AVANT. Pfizer will fund all development costs for these programs. AVANT is also eligible to receive milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products, as well as double-digit royalties on any product sales.

CDX-110 Clinical Programs Summary

Phase	Indications	Design	Status

2b/3	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Randomized, multi-institution study with standard of care control arm. Interim analysis after Phase 2b by independent data monitoring board	Study opened in May 2007. Enrollment of Phase 2b portion expected to be complete in 2008.

2a Extension	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Single arm with matched historical controls; two centers (Duke, MDACC). CDX-110 + GM-CSF treatment post Chemo-radiation with concurrent maintenance temozolomide.	18 patients enrolled. Preliminary data demonstrate the treatment is well tolerated and the antibody responses to EGFRvIII were maintained or increased with concurrent maintenance temozolomide.

2a	Newly diagnosed Glioblastoma Multiforme (GBM) with EGFRvIII expression	Single arm with matched historical controls; two centers (Duke, MDACC). EGFRvIII-peptide-KLH conjugate (CDX-110) + GM-CSF treatment post Chemo-radiation

23 Patients enrolled, with a further 18 patients enrolled in an extension trial. Data demonstrate that the treatment was well tolerated and without evidence of autoimmunity. Humoral and cellular immune responses were generated. Median TTP from surgery in treated patients is 13 months, comparing favorably with a historical matched untreated cohort that had a median TTP of 7.1 months (n=39)(p=0.0058). Median survival in this trial has exceeded 30 months which compares favorably to published analyses accounting for known prognostic indicators.

1	Malignant Glioma	Single arm study utilizing ex vivo dendritic cells pulsed with CDX-110; single center (Duke)

Complete: 16 patients treated (13 with GBM). Data demonstrate that the therapy was well tolerated, and most patients developed EGFRvIII specific T cell responses. Median survival ~20 months, and two of two patients with measurable disease had long-term tumor regression after therapy.

2.             CDX-1307

AVANT has developed an APC Targeting Technology™ that utilizes fully human monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. AVANT is advancing several clinical and preclinical product candidates that use APC Targeting Technology™ to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages, which are key cells within the immune system. Because these cells are largely responsible for initiating the immune system’s disease-fighting mechanisms, AVANT believes that product candidates using AVANT’s technology will create more potent immune responses than standard vaccination strategies.

AVANT’s lead APC Targeting Technology™ product candidate, CDX-1307, is in development for the treatment of epithelial tumors such as colorectal, pancreatic, bladder, ovarian and breast cancers. CDX-1307 targets the beta chain of human chorionic gonadotropin, known as hCG-b, which is an antigen often found in epithelial tumors. The presence of hCG-b in these cancers correlates with a poor clinical outcome, suggesting that this molecule may contribute to tumor growth. Normal adult tissues have minimal expression of hCG-b; therefore, targeted immune responses are not expected to generate significant side effects.

Tissue of Origin	hCG—a prognostic indicator	hCG— Expression

Bladder	Yes	30-76%
Colorectal	Yes	17-54%
Breast	No/Yes	19-80%
Pancreas	Yes	42%
Renal	Yes	23%
Cervical	Yes	26-35%
Ovarian	Yes	36-41%
Lung	Yes	14-93%

CDX-1307 is human antibody-based product that consists of the cancer antigen hCG-b linked to a human antibody that attaches to mannose receptors on dendritic cells and macrophages (see illustration below). AVANT believes that preclinical studies demonstrate that CDX-1307 can efficiently deliver hCG-b to antigen presenting cells (APCs) in animals, and leads to strong antibody and cell-mediated immune responses. The manufacture and purification of CDX-1307 uses procedures already well established for the production of standard monoclonal antibodies; however, AVANT believes the active dose levels will be significantly lower for
APC-Targeting Technology products than standard therapeutic antibodies.

Thirty-five (35) patients with epithelial cancers have been treated in Phase 1 clinical trials of CDX-1307 at the Duke Comprehensive Cancer Center. The immunotherapy has been well tolerated, and one patient with pancreatic cancer demonstrated a reduction in tumor burden, with only minor adverse events observed (reddening at the injection site). The investigators at the Duke Comprehensive Cancer Center were awarded a two year $500,000 grant from the Avon Foundation and the National Cancer Institute to support Phase 1 work in breast cancer. The safety of CDX-1307 in combination with defined immune stimulators will next be evaluated with intent to enter Phase 2 research in 2009.

3.             CDX-1401

AVANT is developing CDX-1401, another APC-Targeting vaccine, for treatment of malignant melanoma and a variety of solid tumors which express the proprietary cancer antigen NY-ESO-1, which AVANT licensed from the Ludwig Institute for Cancer Research in 2006. AVANT believes that preclinical studies have shown that CDX-1401 is effective for activation of human T-cell responses against NY-ESO-1. Further preclinical studies and manufacturing process optimization are in progress, with an IND filing planned for Q4-2008.

DEC-205 receptors NY-ESO-1

D.            Infectious Disease Development Programs

Overview

Modern biotechnology offers great potential for improving health conditions worldwide. New vaccine technologies, in particular, can provide avenues to disease prevention and treatment with notable advantages over drugs in terms of patient compliance and cost. They also offer strategies to solve global health problems, to protect both civilians and the military from infectious disease threats, and to increase the safety of our food supply. Our goal is to become a leading developer of innovative vaccines that address health care needs on a global basis. In this regard, we acquired VitriLife®, a new technology with the potential to improve product stability, reducing the need for vaccine refrigeration. With this technology and our Cholera- and Salmonella-vectored delivery technologies, named VibrioVec® and SalmoVec®, we can now develop a new generation of bacterial vaccines that have an ideal product profile: safe and effective, oral, single-dose, rapidly protective with temperature stable products.

AVANT is developing a series of single-dose, genetically-attenuated, live bacterial vaccines to prevent diarrhea and enteric disease. These diarrheal vaccines are targeted to address the U.S. and European travelers’ market as well as the healthcare requirements of developing countries. AVANT’s single-dose oral vaccine technology is currently addressed to serious bacterial diseases, but combines the advantages of rapid onset of protection with the flexibility to address a variety of different causes of disease. The attenuated live bacteria used to create these vaccines can also serve as vectors for the development of vaccines against other bacterial and viral diseases. By engineering key disease antigens into the DNA of the vector organisms, AVANT can extend the protective ability of its single-dose oral vaccines to a wide variety of illnesses. AVANT has partnered with Pfizer, Inc. who will apply AVANT’s vaccine technology to animal health and human food safety markets.

1.             Global Health

AVANT’s oral, bacterial vaccine technology can address the healthcare requirements of developing countries, where, for example, the need for cholera and typhoid vaccines is particularly acute. These vaccine technologies may provide avenues to disease prevention and treatment with notable advantages over drugs in terms of ease of use, patient compliance, thermostability and cost. Thus, they may offer strategies to solve global health problems. Development of safe and effective cholera and typhoid vaccines is the first step in establishing AVANT’s single-dose, oral bacterial vaccine franchise.

CholeraGarde® Vaccine:  We are developing an attenuated form of the bacterium Vibrio cholerae as a potential cholera vaccine. In several Phase 1/2 clinical studies, single oral doses of the cholera vaccine, CholeraGarde® (or Peru-15), were administered to more than 75 human subjects and shown to be safe, immunogenic and protective against infection with the virulent organism.

In October 2000, we initiated a Phase 2b trial in collaboration with the Walter Reed Army Institute of Research (“WRAIR”) and the National Institute of Allergy and Infectious Disease (“NIAID”) of the National Institutes of Health (“NIH”) at Cincinnati Children’s Hospital

Medical Center (“CCH”) to test the safety, immunogenicity and protective capacity of the vaccine against a challenge with live virulent cholera. AVANT and WRAIR successfully manufactured clinical supplies of the vaccine at WRAIR’s facility for use in the study. Results of the study demonstrated the ability of CholeraGarde® to provide complete protection against the trial’s primary endpoint, moderate and severe diarrhea. During 2002, AVANT completed a Phase 2 dose-ranging study with CholeraGarde® to assess the safety and immunogenicity of this vaccine and which supported the start of trials in December 2002 with the International Vaccine Institute (“IVI”) in Bangladesh where cholera is endemic.

In January 2004, we announced positive preliminary results of the adult portion from the Phase 2 clinical trial of CholeraGarde® in Bangladesh. In 70 adult patients, enrolled as part of this ongoing study that is assessing the safety and immunogenicity of the vaccine in adults prior to moving into progressively younger pediatric populations, vaccination with the single-dose, oral cholera vaccine was well tolerated. Moreover, over 70% of the vaccinated adults responded with a favorable immune response. In July 2005, the Bangladesh study results in children and infants showed CholeraGarde® to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years generating protective immune responses. These results showed the vaccine to be consistently well tolerated and immunogenic against the cholera organism in all portions of this trial.

In August 2006, IVI received $21 million in funding from the Bill & Melinda Gates Foundation for a Cholera Vaccine Initiative (“CHOVI”), which will include conducting further clinical trials of CholeraGarde®. IVI plans to conduct Phase 2 clinical trials of CholeraGarde® in Bangladesh, India and Thailand beginning in the second half of 2008 followed by Phase 3 field studies. IVI will be purchasing clinical materials produced at AVANT’s Fall River, MA manufacturing facility for the trials.

AVANT has decided to focus only on the fully-funded opportunity for CholeraGarde® in the developing world. AVANT has determined that the high clinical costs of our own Phase 3 clinical trials in the United States and the investment in a commercial manufacturing facility are not justified by the limited market opportunities for a cholera vaccine in developed countries at this time.

Ty800 Typhoid Fever Vaccine:  AVANT has developed an oral vaccine to offer rapid, single-dose protection against Salmonella typhi, the cause of typhoid fever. Ty800 is targeted for both the travelers’ market and global health needs. In 2006, the NIAID initiated a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of the Ty800 typhoid fever vaccine. NIAID funded the production of Ty800 vaccine for clinical testing and completed the Phase 1/2 trial at a NIH-funded clinical site in 2007. Results showed the single-dose, oral vaccine to be well tolerated and immunogenic, with over 90% of vaccinated subjects generating immune responses. AVANT initiated its own sponsored Phase 2 trial of Ty800 in July 2007. Enrollment was completed in late September 2007 and preliminary results reported in April 2008 from the study showed that the single-dose, oral vaccine was well tolerated and immunogenic, demonstrating that the desired immune response was achieved. Incidence of reactogenicity symptoms and adverse events post-vaccination were similar to placebo. Importantly, immunogenic response was dose-dependent. Positive immune response or seroconversion (prospectively defined as a 4-fold increase in anti-LPS titers over pre-dose level)

rates were 65.5% (36/55) and 80% (44/55) in the low and high dose groups, respectively, and was significantly (p<0.001) higher than placebo.

2.             Travelers’ Vaccines

AVANT has several travelers’ vaccine programs in pre-clinical development—all addressing important causes of serious diarrheal diseases worldwide. In November 2007, AVANT entered into an agreement with the Division of Microbiology and Infectious Diseases of the NIAID, whereby NIAID will sponsor a Phase 1 study of AVANT’s investigational single-dose, oral vaccine designed to offer combined protection against both enterotoxigenic Escherichia coli (ETEC) and cholera. AVANT expects NIAID to initiate the Phase 1 trial of its ETEC vaccine candidate in the first half of 2008. AVANT’s long-term goal is to develop a combination vaccine containing Cholera, Ty800, S. paratyphi and ETEC as a “super enteric vaccine” to address the travelers’ market.

3.             CDX-2401

AVANT is also using its APC Targeting Technology™ to develop vaccines against infectious disease.  The lead program is CDX-2401, an APC-Targeting prophylactic vaccine, aimed at providing protection from infection with HIV, the virus known to cause AIDS. This program is in a Bill & Melinda Gates Foundation funded partnership with collaborators at Rockefeller University in New York City, who have shown in model systems that protective immunity can be induced with such a vaccine. Preclinical studies and manufacturing development are in progress and AVANT, with it collaborators, plans to initiate Phase 1 clinical studies in the first half of 2009.

E.                                      Inflammatory Disease Programs

1.             Complement Inhibitors

We have been developing a new class of immunotherapeutics that inhibit a part of the immune system called the complement system. The complement system is a series of proteins that are important initiators of the body’s acute inflammatory response against disease, infection and injury. Excessive complement activation also plays a role in some persistent inflammatory conditions. Our lead compound, TP10, a soluble form of naturally occurring Complement Receptor 1, has effectively shown to inhibit the activation of the complement cascade in animal models and in human clinical trials. We believe that regulating the complement system could have therapeutic and prophylactic applications in several acute and chronic conditions, including reperfusion injury from surgery or ischemic disease, organ transplant, multiple sclerosis, rheumatoid arthritis, age-related macular degeneration (“AMD”), and myasthenia gravis. Medical problems that result from excessive complement activation represent multi-billion dollar market opportunities. In the United States, several million people are afflicted with these complement-mediated conditions.

We elected to initially develop and commercialize TP10 for cardiac surgery. The objective of our clinical studies was to assess the ability of TP10 to mitigate the injury to the heart, brain and other organs that occurs when patients are placed on cardiopulmonary bypass (“CPB”) circuits, thus potentially improving post-operative outcomes. In February 2002,

AVANT announced that TP10 had not achieved a significant reduction in the primary endpoint of death, myocardial infarction, prolonged intubation or prolonged intra-aortic balloon pumping following preliminary analysis of a Phase 2 adult cardiac surgery trial conducted in 564 patients. However, further analysis of the study data demonstrated an important treatment benefit in male patients participating in the trial, with no significant treatment benefit observed in female patients. In February 2006, AVANT reported that results from a females-only study did not meet the primary endpoint, thus confirming the results for female subjects in the previous TP10 trial. Because of these study results, AVANT is seeking a corporate partner to complete the development and commercialization of TP10 for an organ transplantation indication or an AMD indication.

In addition to TP10, AVANT has identified other product candidates to inhibit activation of the complement system. The lead candidate under research evaluation is a form of sCR1 (“TP10”) that has been modified by the addition of sialyl Lewis × (“sLex”) carbohydrate side chains yielding sCR1sLex. sLex is a carbohydrate which mediates binding of leukocytes including neutrophils to selectin proteins. Selectin-mediated binding of neutrophils to activated endothelial cells is a critical event in inflammation. sCR1sLex may be effective in complement- and selectin-dependent indications such as stroke and myocardial infarction. We believe that sCR1sLex has the ability to target the complement-inhibiting activity of sCR1 to the site of inflammation and, at the same time, inhibit the leukocyte/endothelial cell adhesion process.

AVANT plans to seek partnering arrangements to capture the value inherent in the complement inhibitor programs and their strong intellectual property. AVANT can offer a worldwide license for all fields as a part of such a partnership arrangement.

F.                                      Marketed Products

1.             Rotavirus Vaccine

AVANT has developed a novel vaccine against rotavirus infection. Rotavirus, a major cause of diarrhea and vomiting in infants, affects approximately 80% of the approximately 4 million infants born each year in the United States. As a result, on an annual basis, about 500,000 infants require medical attention and 50,000 are hospitalized. The economic burden in the United States is estimated at over $1 billion in direct medical and indirect societal costs. In the United States, a vaccine against rotavirus disease has become a universal pediatric vaccine. In the rest of the world, rotavirus is a cause of significant infant mortality.

We initiated a Phase 2 efficacy study in 1997, conducted at four U.S. medical centers, which examined the vaccine’s ability to prevent rotavirus disease and to further studied the safety of the vaccine. A total of 215 infants were enrolled in the study and were immunized with the vaccine. In 1998, we announced positive results which showed that approximately 90 percent of the vaccinated infants were protected from rotavirus disease and demonstrated a statistical significance at p<0.001 and which were published in Lancet in July 1999. Examination of the safety data revealed that mild fever in a small number of infants was the only side effect significantly more common in the vaccine group than in the placebo group.

In 1997, AVANT licensed this rotavirus vaccine to GlaxoSmithKline (“Glaxo”). AVANT and Glaxo have collaborated on the development and commercialization of our oral rotavirus vaccine, Rotarix®. As discussed under “H. Collaborative Agreements”, with the successful completion of the Phase 2 clinical trial and the development by Glaxo of a viable manufacturing process, Glaxo has assumed financial responsibility for all subsequent clinical and development activities and paid us an initial milestone payment of $500,000. Glaxo completed Phase 1/2 bridging studies in over 6,500 infants in Europe, Latin America and Asia using the two-dose oral Rotarix® vaccine. Glaxo initiated global Phase 3 clinical trials of Rotarix® in the third quarter of 2003 and AVANT recognized a $1.0 million milestone payment.

Glaxo gained approval for Rotarix® in Mexico during 2004, which represented the first in a series of worldwide approvals and commercial launches for the product. During 2005, Glaxo launched Rotarix® in additional Latin American countries as well as Asia Pacific countries, and they filed for market approval with the European regulatory authorities. In February 2006, the European Commission granted approval of Rotarix® in the European Union. Glaxo filed a Biologics License Application (“BLA”) with the FDA for United States market approval in mid-2007. On April 3, 2008, Rotarix® received approval from the U.S. Food and Drug Administration (“FDA”) for the prevention of rotavirus gastroenteritis in infants. With only two doses, Rotarix® offers protection against the most commonly circulating rotavirus types in the U.S. and allows infants to complete the vaccination series by four months of age. The U.S. Centers for Disease Control and Prevention (“CDC”) currently recommends that children complete the rotavirus immunization series by six months of age. Rotavirus infects virtually every child in the United States by age five and is the leading cause of severe gastroenteritis in infants and young children worldwide. Rotarix® may help prevent many of the 55,000 – 70,000 hospitalizations by young children that result from rotavirus in the U.S. each year. AVANT expects Glaxo to launch Rotarix® in the second half of 2008.

AVANT licensed the Rotarix® technology in 1995 from CCH and owes CCH a license fee of 30% on net royalties received from Glaxo. In May 2005, AVANT entered into an agreement whereby an affiliate of Paul Royalty Fund (“PRF”) purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix®. To date AVANT has received $50 million in milestone payments under the PRF agreement. Under the PRF agreement, AVANT retained 50% of the $4 million and $1.5 million milestones payment from Glaxo for the European Commission and FDA approvals, respectively, discussed above, with the balance payable to PRF and CCH. The PRF agreement also provides for a $10 million milestone payment to AVANT if Rotarix® is launched in the United States in 2008. AVANT expects to achieve this milestone in the second half of 2008.

Royalty rates on Rotarix® escalate from 7% to 10% based on net product sales in countries that have valid patent protection. These royalty rates are discounted by 30% for “non-patent” countries (primarily international markets). In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of the two royalty rates under their 1997 license agreement. Glaxo’s decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo’s assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries.

2.             Food Safety Vaccine Products

Our Megan subsidiary has commercialized three veterinary vaccines; Argus™ SC, licensed by the United States Department of Agriculture (“USDA”) in March 1998 and marketed by Intervet, Inc., and Megan®Vac 1 and Megan®Egg, licensed by the USDA in November 1998 and 2003, respectively, and marketed by Lohmann Animal Health International (“LAHI”).

Megan®Vac 1:  Megan®Vac 1 is a double gene-deleted modified vaccine for use in chickens for protection against multiple species and/or strains of Salmonella bacteria. The vaccine is administered to chicks at the hatchery in a spray cabinet with a field boost generally given at around two weeks of age. The objective of the vaccine is to eliminate or reduce the overall load of Salmonella spp. in the bird and environment, thus reducing bacteria levels on broiler carcasses in the processing plant. While the reduction of Salmonella spp. in the broiler may provide some direct health benefit to the chicken, the primary purpose of the vaccine is to increase food safety. Megan®Vac 1 is also registered in New Zealand. Registration activities are currently underway for Australia.

Megan®Egg:  Megan®Egg is from the same master seed as Megan®Vac 1 with titer, dosage recommendations, and product configuration specifically targeting the layer (commercial table-egg pullets) and breeder hen markets. Pullets generally receive three vaccinations during the growing period and are protected throughout the lay period without further vaccination. In the case of table-egg layers and breeder hens, the primary objective is elimination or reduction of Salmonella enteritidis levels in the eggs, birds, and poultry houses.

Because AVANT’s focus is on human health care, in September 2002, we appointed LAHI as the exclusive distributor of our Megan Health poultry vaccines in North America. LAHI performs all marketing and distribution activities of Megan’s marketed products for the commercial poultry market.

G.                                    Research Programs

1.             Overview

AVANT’s research programs focus on further applications of AVANT’s APC Targeting, human monoclonal antibody and other technologies for the development of further therapies for cancer and infectious diseases, as well as specific immunosuppressive approaches to allergy and autoimmune disease.

•                  Human monoclonal antibody therapies.    AVANT, through its licenses from Medarex, Inc. (“Medarex”), has access to Medarex’s Ultimab® technology to develop up to 10 novel therapeutic monoclonal antibody product candidates. The initial programs will focus on developing antibody therapies for cancer, but AVANT also plans to apply this capability to develop therapeutic approaches for infectious diseases.

•                  CDX-1189.    AVANT has proprietary human monoclonal antibodies to CD89 for the first of these programs which aims to develop a novel therapy for leukemias. The next steps for this program will be to identify the lead candidate.

•                  APC Targeting.    AVANT has several other APC targeted therapeutic vaccine candidates for cancer and infectious diseases at the preclinical research stage, and AVANT is developing the technology for use in the induction of antigen-specific immune suppression for application in the treatment of allergic and autoimmune diseases.

•                  CDX-2101, a Virus-Like Particle, or VLP, therapeutic vaccine to treat patients chronically infected by the Hepatitis B virus, or HBV, which can lead to the development of hepatocellular carcinoma. Chronic HBV infection is a major health problem, particularly in Asia, where widespread prophylactic HBV vaccination has not been available. The prophylactic vaccines induce protective antibody responses to a viral coat protein, blocking infection, but these are ineffective in patients already chronically infected with the virus. CDX-2101 is designed to stimulate strong T-cell responses to a key HBV antigen expressed by virus-infected cells in the liver, which can then mediate viral elimination and inhibit the progression of liver pathology. Manufacturing and preclinical development of CDX-2101 has been completed and AVANT is seeking a partner to further the clinical development of CDX-2101.

•                  CDX-S03, a novel auto-immune targeting vaccine designed to down-regulate the undesired immune responses involved in destroying the insulin-producing cells in the pancreas of juvenile-onset, type I, diabetes patients. This product candidate is based on the Notch signaling technology platform brought into AVANT through the acquisition of Lorantis in 2005. Initial preclinical studies have shown this therapy can significantly inhibit diabetes in model systems. Further dose and regimen optimization studies in animals are planned prior to beginning clinical development studies. A manufacturing process for CDX-SO3 has been developed. This Notch technology should also be applicable for the development of similar specific immunotherapies for other autoimmune diseases. AVANT is seeking a collaboration partner to further the clinical development of CDX-S03.

2.             APC Targeting Technology™ for Active Immunizations

The body’s immune system is tasked with recognizing and combating cancer cells, viruses, bacteria and other disease causing organisms. This defense is carried out mainly by white blood cells and their specific subsets, T-cells, and B-cells, which utilize cell-mediated immune responses and antibody based immune responses targeted against specific disease-associated molecules or antigens. Professional antigen presenting cells, or APCs, including dendritic cells and macrophages, are additional subsets of white blood cells that are critical to the development of specific immune responses by guiding the activity of T cells via a system called antigen processing and presentations. AVANT’s APC Targeting Technology™ is designed to boost this process using human monoclonal antibodies linked to disease-associated antigen to efficiently deliver the attached antigen to APCs. AVANT’s proprietary human antibodies are specific for molecules located on the surface of these APCs, which are known to be entry portals for antigen processing pathways. In vivo, the antigen attached to the antibody is specifically delivered to the appropriate antigen processing pathways in APCs, particularly dendritic cells, which are often referred to as “professional” antigen presenting cells. APCs internalize these targeted antigens into specific cellular compartments and then present the processed antigen on the cell surface, thereby initiating the desired immune response.

The delivery of antigens into the appropriate intracellular compartments of APCs with AVANT’s proprietary antibodies can enhance antigen processing and presentation to T cells at least 100 to 1000 fold more efficiently than non-targeted antigen. Furthermore, APC-Targeting has been shown to be more effective than other vaccine strategies in animal models for cancer and infectious disease.

AVANT’s APC Targeting Technology™ has been designed to allow AVANT to take advantage of many important characteristics of human monoclonal antibodies, including their long circulating half-life, generally good safety profile, and standardized manufacturing procedures. AVANT believes that in addition to robust efficacy, its APC Targeting Technology™ provides significant manufacturing, regulatory and other practical advantages over patient specific and other immune-based treatments and can substantially reduce the dosage and cost currently required in conventional immunotherapies.

Preclinical studies have demonstrated that the APC Targeting Technology™ is able to deliver an antigen in a manner that result in significantly more efficient processing and presentation by APCs than a non-targeted antigen. AVANT believes this creates a more potent immune response than standard sub-unit peptides used in competing immunization strategies. Model systems have demonstrated that the antigens delivered by AVANT’s proprietary monoclonal antibodies are processed and presented by human dendritic cells substantially more efficiently than a non-targeted antigen. Furthermore, using animal models, AVANT has shown the effectiveness of this strategy in protection against tumor challenges. In addition, using in vitro methods with cells from cancer patients, AVANT has demonstrated that its product candidates can elicit antigen specific activated T-cells that killed tumor cells expressing the antigen but spared cells lacking the antigen. CD4, or helper, T-cells were also elicited. AVANT believes that activation of these cells are critical for enhancing both humoral and cellular responses, and that these results support AVANT’s strategy of seeking to develop additional clinical candidates.

AVANT believes that its studies, and those of other investigators, indicate that this APC targeted approach induces rapid and significantly heightened immune responses in vivo as compared with non-targeted agents. Further, AVANT believes that by effectively targeting antigens to dendritic cells in vivo, its product candidates can transform weakly immunogenic antigens into viable targets for immunotherapy.

H.                                    Collaborative Agreements

We depend on our collaborative relationships and may enter into more of them in the future. Some of the above referenced agreements give our collaborator substantial responsibility to commercialize a product and to make decisions about the amount and timing of resources that are devoted to developing and commercializing a product. As a result, we do not have complete control over how resources are used toward some of our products.

In addition, some of these agreements relate to products in the early stages of research and development. Others require AVANT and our collaborator to jointly decide on the feasibility of developing a particular product using our technologies. In either case, these agreements may terminate without benefit to us if the underlying products are not fully developed. Moreover, once specific products are chosen for development, the agreements relating to them may require AVANT to meet specified milestones, to invest money and other resources in the development process or to negotiate additional licenses and other agreements, which may not be possible or advantageous. If we fail to meet our obligations under those agreements, they could terminate and we might need to enter into relationships with other collaborators and to spend additional time, money, and other valuable resources in the process.

Moreover, we cannot predict whether our collaborators will continue their development efforts or, if they do, whether their efforts will achieve success. Many of our collaborators face the same kinds of risks and uncertainties in their business that we face. A delay or setback to a collaborator will, at a minimum, delay the commercialization of any affected products, and may ultimately prevent it. Moreover, any collaborator could breach its agreement with us or otherwise not use best efforts to promote our products. A collaborator may choose to pursue alternative technologies or products that compete with our technologies or products. In either case, if a collaborator failed to successfully develop one of our products, we would need to find another collaborator. Our ability to do so would depend upon our legal right to do so at the time and whether the product remained commercially viable.

GlaxoSmithKline (“Glaxo”) and Paul Royalty Fund (“PRF”):  In 1997, AVANT entered into an agreement with Glaxo to collaborate on the development and commercialization of our oral rotavirus vaccine. Under the terms of the agreement, Glaxo received an exclusive worldwide license to commercialize our rotavirus vaccine. We were responsible for continuing the Phase 2 clinical efficacy study of the rotavirus vaccine, which was completed in August 1998. Subject to the development by Glaxo of a viable manufacturing process, Glaxo assumed responsibility for all subsequent clinical trials and all other development activities. Glaxo made an initial license payment of $250,000 in 1997 upon execution of the agreement. In June 1999, we received a milestone payment of $500,000 from Glaxo for successfully completing the Phase 2 clinical efficacy study and establishing a commercially viable process to manufacture the vaccine. Glaxo initiated global Phase 3 clinical trials of Rotarix® in the third quarter of 2003, and AVANT recognized a $1.0 million milestone. Glaxo filed for market approval with the European regulatory authorities in late 2004, triggering a $2 million milestone fee payable to AVANT. In February 2006, the European Commission granted approval of Rotarix® in the European Union, which triggered a $4 million milestone payment from Glaxo. On April 3, 2008, Rotarix® received approval from the U.S. FDA for the prevention of rotavirus gastroenteritis in infants which triggered a milestone payment of $1.5 million from GSK.

Royalty rates on Rotarix® escalate from 7% to 10% based on net product sales in countries for which we have valid patent protection. These royalty rates are discounted by 30% for “non-patent” countries (primarily international markets). Our internal commercialization models for Rotarix® suggest a blended royalty rate ranging from mid to high single digits over the next three years. The term of this agreement is through the expiration of the last of the relevant patents covered by the agreement, although Glaxo may terminate the agreement upon 90 days prior written notice. In September 2006, AVANT received notice from Glaxo that Glaxo would begin paying royalties on sales of Rotarix® vaccine at the lower of the two royalty rates under their 1997 license agreement. Glaxo’s decision to pay the lower royalty rate (which is 70% of the full rate) is based upon Glaxo’s assertion that Rotarix® is not covered by the patents Glaxo licensed from AVANT in Australia and certain European countries.

AVANT licensed the Rotarix® technology from CCH in 1995 and owes a license fee of 30% to CCH on net royalties received from Glaxo. In May 2005, AVANT entered into an agreement whereby an affiliate of PRF purchased an interest in the net royalties AVANT will receive on worldwide sales of Rotarix®. Under the PRF agreement, AVANT will retain 50% of future Glaxo milestone payments, with the balance payable to PRF and CCH.

If Glaxo’s royalty position stands, the royalties to which PRF is entitled will no longer be limited by a $27.5 million annual threshold, which AVANT projected may have been reached in later years as sales of Rotarix® increased. Irrespective of Glaxo’s position, AVANT will still retain the royalties on worldwide sales of Rotarix® once PRF receives 2.45 times the aggregate cash payments it makes to AVANT, though the potential amount of such residual royalties will be lower if Glaxo’s position stands.

Medarex, Inc (“Medarex”):  Under our agreements with Medarex, AVANT has access to use Medarex’s UltiMAb® technology to develop therapeutic monoclonal antibody product candidates and may be obligated to pay license fees, milestone payments and royalties relating to the development and regulatory approval of certain of its technologies.

Under the terms of a research and commercialization agreement with Medarex, AVANT will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from research licenses granted by Medarex. AVANT will also be required to pay Medarex milestone payments with respect to the development of any products containing such licensed antibodies. These fees and milestones may total up to $7 million to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and/or equivalent foreign agencies. None of AVANT’s product candidates currently under development trigger such milestone payments. In general, potential milestone payments for AVANT’s antibody product candidates may or may not be triggered and may vary in size depending on a number of variables, almost all of which are currently uncertain. Typically, the events that trigger these payments per product candidate include:

• submission of investigational new drug application(s) or foreign equivalents;

• commencement of Phase I, Phase II and/or Phase III clinical trials or foreign equivalents;

• submission of biologic license application(s) or foreign equivalents; and

• receipt of marketing approval(s) to sell products in a particular country or region.

In addition, AVANT will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of: (i) the expiration of the last-to-expire of the Medarex patents covering the product in such country or (ii) the tenth anniversary of the first commercial sale of a product in such country. AVANT expects that this will occur no earlier than 2019. AVANT will also be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if AVANT licenses any additional technology in order to commercialize such products.

To date, AVANT has not made any royalty payments on sales of any products and believes it is at least a number of years away from selling any products that would require AVANT to make any such royalty payments. Whether AVANT will be obligated to make milestone or royalty payments in the future is subject to the success of AVANT’s product development efforts and, accordingly, is inherently uncertain.

Pfizer Inc (“Pfizer”):  In connection with AVANT ‘s acquisition of Megan in 2000, we entered into a licensing agreement with Pfizer whereby Pfizer licensed Megan’s technology for the development of animal health and food safety vaccines. Upon execution of the agreement, Pfizer made an initial license payment of $2.5 million together with a $3 million equity investment. In December 2002, we received a milestone payment of $500,000 from Pfizer as a result of the submission of an application with the USDA for licensure of a food safety vaccine. Under the agreement, we may receive additional milestone payments of up to $3 million based upon attainment of specified milestones. We may receive royalty payments on eventual product sales. The term of this agreement is through the expiration of the last of the patents covered by the agreement. AVANT has no obligations to incur any research and development costs in connection with this agreement.

On June 1, 2006, AVANT entered into a Collaborative Research and Development Agreement with Pfizer aimed at the discovery and development of vaccines to protect animals. In 2007, further funded work at AVANT on the joint research program was terminated by Pfizer. Under this collaboration arrangement, AVANT recognized $62,500 and $137,500 in product development and licensing revenue from Pfizer in 2007 and 2006, respectively.

On April 16, 2008, AVANT, acting through its wholly owned subsidiary Celldex Therapeutics, Inc., and Pfizer, Inc. (“Pfizer”) entered into a license and development agreement under which Pfizer will be granted an exclusive worldwide license to CDX-110.  The agreement also gives Pfizer exclusive rights to the use of AVANT’s EGFRvIII vaccines in other potential indications. Under the license and development agreement, Pfizer will make an upfront payment to AVANT of $40 million and will make a $10 million equity investment in AVANT. Pfizer will fund all development costs for these programs. AVANT is also eligible to receive milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products, as well as double-digit royalties on any product sales. The agreement is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and is expected to close in the second quarter of 2008.

Rockefeller University (“Rockefeller”):  On November 1, 2005, AVANT and Rockefeller entered into a license agreement for the exclusive worldwide rights to human DEC-205 receptor, with the right to sublicense the technology. The license grant is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the human DEC-205 receptor patent rights for educational and research purposes. In addition, AVANT acknowledges that Rockefeller has granted Howard Hughes Medical Institute, or HHMI, a paid-up, nonexclusive, irrevocable license to use the patent rights, biological materials, and technical information for HHMI’s research purposes, but with no right to sublicense. AVANT may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country. AVANT may be required to pay license fees and milestone payments to Rockefeller with respect to development of the human DEC-205 receptor. These fees and milestones may total up to $2 million to $4 million per product candidate that receives approval from the FDA and equivalent foreign agencies.

Duke University (“Duke”):  On September 1, 2006, AVANT and Duke University Brain Tumor Cancer Center of Duke entered into a license agreement that gave AVANT access and reference to the clinical data generated by Duke and its collaborators in order for AVANT to generate its own filing with the FDA relating to its product CDX-110. In exchange for referencing all the Duke data, AVANT paid Duke a one-time upfront payment of $.175 million and issued to Duke 100,000 shares of its common stock, which AVANT recorded in its consolidated statement of operations as a licensing expense in research and development. The estimated aggregate fair value of the common shares issued was $330,000. AVANT may be required to pay license fees and milestone payments to Duke with respect to development of the CDX-110. These fees and milestones may total up to $1.2 million if CDX-110 receives approval from the FDA and equivalent foreign agencies. AVANT may also be required to pay royalties upon approval of CDX-110. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

Ludwig Institute for Cancer Research (“Ludwig”):  On October 20, 2006, AVANT and Ludwig entered into an agreement for the nonexclusive rights to six cancer tumor targets for use in combination with AVANT’s APC Targeting Technology. The term of the agreement is for ten years. As consideration for the nonexclusive license, AVANT agreed to pay an annual license fee of $7,500 and $2,500 for each full-length antigen and partial-length antigen, respectively, until such antigens enter a randomized Phase 1 clinical trial. In consideration for a nonexclusive license, AVANT may be required to pay license fees and milestone payments to Ludwig for the use of the cancer targets in combination with AVANT’s technology. The fees and milestones may total up to $1.5 million to $2.5 million on a product candidate that receives approval from the FDA and equivalent foreign agencies. AVANT may also be required to pay royalties upon approval of any product candidate. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

BIOSYN Corporation (“Biosyn”):  On August 18, 2006, AVANT entered into a nonexclusive supply agreement with BIOSYN for the supply of Good Manufacturing Grade (GMP) proprietary formulation of BIOSYN’s hemocyanin products, including keyhole limpet hemocyanin (KLH), to be used in combination with AVANT’s lead product CDX-110. AVANT, as part of this agreement, will gain access to BIOSYN’s Drug Master File (DMF), which will be maintained with the U.S. and Canadian regulatory authorities. BIOSYN will support all regulatory filings of AVANT and allow cross-referencing letters by company for U.S. and foreign equivalent agencies. The term of the agreement is for ten years, and AVANT agreed to source all of its KLH requirements through BIOSYN, unless BIOSYN cannot meet AVANT’s demand. AVANT will pay $750,000, payable over ten years, for the license and will pay a per gram cost for product for clinical and commercial use. This agreement was assigned as part of the Pfizer transaction.

Corixa Corporation (“Corixa”):  In December, 2005, Corixa Corporation, a wholly-owned subsidiary of GlaxoSmithKline, and Celldex Ltd (formerly Lorantis Ltd.), a wholly-owned subsidiary of AVANT, entered into a termination agreement of their collaboration of CDX-2101 or HepVax for the development of a therapeutic vaccine for Hepatitis B. Under the terms of the termination agreement and in consideration for Glaxo terminating the agreement, Glaxo paid to AVANT the sum of $1.63 million. In addition, and subject to the terms and conditions of the termination agreement, Glaxo granted to AVANT a worldwide, fully paid up, royalty-free, perpetual, nonexclusive license to certain technology. AVANT is recognizing the revenue from the termination agreement with Glaxo in accordance with EITF No. 00-21. AVANT has concluded that because the original collaboration between Corixa and Celldex Ltd contained multiple deliverables (either party was able to opt out only after completion of certain milestone events) EITF 00-21 applies. For the years ended December 31, 2007, 2006 and 2005, AVANT recognized approximately $466,000, $466,000 and $14,000 of revenue under the termination agreement, respectively.

DynPort Vaccine Company LLC (“DVC”):  In January 2003, AVANT was awarded a subcontract by DVC in the amount of $2.5 million to develop for the U.S. Department of Defense an oral combination vaccine against anthrax and plague using AVANT’s proprietary vaccine technologies. AVANT received a number of additional subcontract modifications from DVC to support further development and pre-clinical animal testing of vaccine constructs of anthrax and plague vaccine candidates. Total contract funding awarded by DVC totaled approximately $12 million. As a result of AVANT’s restructuring in 2007, it is no longer investing its resources in biodefense research and development activities and terminated its contracts with DVC as of September 30, 2007. Through December 31, 2007, AVANT had received approximately $9.7 million in payments under the subcontract agreements.

Lohmann Animal Health International (“LAHI”):  In September 2002, AVANT appointed LAHI as the exclusive distributor of its Megan Health poultry vaccines in North America. LAHI, an established animal health company, markets and distributes the Megan’s marketed products for the commercial poultry market. Under the distribution agreement, AVANT receives a percentage of Megan®Vac 1 and Megan®Egg product sales in the form of royalty payments. From the inception of the agreement to December 31, 2007, AVANT has received approximately $704,600 in royalties under the agreement. Royalties received in 2007, 2006 and 2005 were $115,925, $116,595 and $126,598, respectively. The initial term of the agreement is five years with automatic extensions thereafter unless the agreement is terminated by either party.

Biolipox AB (“Biolipox”, formerly Inflazyme Pharmaceuticals Ltd. (“Inflazyme”) and AdProTech, Ltd (“AdProTech”)):  In March 2004, AVANT granted a license to AdProTech for non-exclusive rights to use certain components of its intellectual property surrounding complement inhibition. In April 2004, AVANT received an initial license payment of $1 million from AdProTech and AdProTech was acquired by Inflazyme which assumed the license.  In November 2007, Inflazyme sold the majority of its research and development assets to Biolipox, including the AVANT license. Under the agreement, AVANT is entitled to annual license fees, milestone payments of up to $13.5 million in the aggregate and royalties on eventual product sales. AVANT has no obligations to incur any research and development costs in connection with this agreement.

Select Vaccines Limited (“Select Vaccines”):  In February 2007, AVANT entered into a research and development partnership with Select Vaccines Limited, an Australian biotechnology company, focused on the use of Select Vaccines’ virus-like particles (“VLPs”) as a platform technology for the development of viral vaccines. On November 1, 2007, AVANT notified Select Vaccines that, effective December 31, 2007, AVANT for strategic reasons was exercising its rights to terminate its Collaboration and License Agreement with Select Vaccines.

I.                                         Competition

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the products that AVANT is attempting to develop and commercialize will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that AVANT is targeting. AVANT faces competition from pharmaceutical and biotechnology companies both in the United States and abroad. AVANT’s competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than Celldex or its collaborators are able to do. Many of AVANT’s competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than AVANT does. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with AVANT’s competitors.

AVANT is aware of a number of competitive products currently available in the marketplace or under development that are used for the prevention and treatment of the diseases that AVANT has targeted for product development.  Many pharmaceutical and biotechnology companies are actively engaged in research and development in areas related to prophylactic and therapeutic vaccines, adjuvants, and vaccine and immunotherapeutic delivery systems, including Acambis, Anitgenics, Baxter, Cell Genesys, Inc., Crucell, Dendreon Corporation, Favrille Corporation, Genitope, GlaxoSmithKline, Intercell, Iomai, Merck, NeoPharm, Inc., Northwest Biotherapeutics, Novavax, Pfizer, Roche, Sanofi-Aventis SA, VaxGen, Vical. AVANT is aware that Cell Genesys, Favrille, Genitope, Northwest Biotherapeutics, and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of lymphoma, GBM, melanoma and prostate cancer, respectively, which may compete with CDX-1307, CDX-110 and CDX-1401. In addition, companies such as ImClone, Inc. with its approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with CDX-1307, CDX-1401 AND CDX-110.

Product candidates AVANT may develop are also subject to competition in the treatment of colorectal cancer from a number of products already approved and on the market, including the following chemotherapy products: AstraZeneca PLC’s Tomudex®, Hoffman-LaRoche’s Xeloda® (capecitabine), Immunex Corporation’s Leucovorin® calcium, Pfizer, Inc.’s Camptosar® (irinotecan) and Aduracil® (5-FU), Sanofi-Synthelabo Group’s Eloxatin™ (oxaliplatin), Genentech’s anti-VEGF antibody, Avastin™, GlaxoSmithKline’s Eniluracil™, and Titan Pharmaceuticals’ CeaVac™, in the treatment of patients with advanced-stage colorectal cancer. In addition, AVANT is aware that other companies such as Cell Genesys, Inc. and

Dendreon Corporation may be developing additional cancer vaccines that could potentially compete with other AVANT product candidates. AVANT may also face competition from Medarex and Bristol-Myers Squibb Company, which are developing a therapeutic vaccine for the treatment of melanoma using Medarex’s MDX-010 product candidate. AVANT also faces competition from a number of companies working in the fields of anti-angiogenesis and specific active immunotherapy for the treatment of solid tumor cancers. AVANT expects that competition among specific active immunotherapy and anti-angiogenesis products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

Various other companies are developing or commercializing products in areas that AVANT has targeted for product development. Some of these products use therapeutic approaches that may compete directly with AVANT’s product candidates. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than AVANT does. There can be no assurance that our competitors will not develop technologies and products that are safer or more effective than any which are being developed by us or which would render our technology and products obsolete and noncompetitive. These companies may succeed in obtaining approval from the FDA for products more rapidly than we do. There can be no assurance that the vaccines and immunotherapeutic products under development by us and our collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will obtain regulatory approval in the United States or elsewhere. We believe that the principal competitive factors in the vaccine and immunotherapeutic market are product quality, measured by efficacy and safety, ease of administration and price.

AVANT also faces competition from pharmaceutical and biotechnology companies, academic institutions, government agencies and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. Moreover, technology controlled by third parties that may be advantageous to AVANT’s business may be acquired or licensed by its competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all. AVANT will also compete for the services of third parties that may have already developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies to target the diseases on which AVANT has focused both in the U.S. and outside of the U.S. We will require substantial capital resources to complete development of some or all of our products, obtain the necessary regulatory approvals and successfully manufacture and market our products. In order to secure capital resources, we anticipate having to sell additional capital stock, which would dilute existing stockholders. We may also attempt to obtain funds through research grants and agreements with commercial collaborators. However, these types of fundings are uncertain because they are at the discretion of the organizations and companies that control the funds. As a result, we may not receive any funds from grants or collaborations. Alternatively, we may borrow funds from commercial lenders, likely at high interest rates, which would increase the risk of any investment in AVANT.

J.                                      Manufacturing

We have no experience in volume manufacturing and we have relied upon collaborators or contractors to manufacture our proposed products for both clinical and commercial purposes. While we believe that there is currently sufficient capacity worldwide for the production of our potential products by our collaborators or through contract manufacturers, establishing long-term relationships with contract manufacturers and securing multiple sources for the necessary quantities of clinical and commercial materials required can be a challenge. Qualifying the initial source of clinical and ultimately commercial material is a time consuming and expensive process due to the highly regulated nature of the pharmaceutical/biotech industry. These costs are hopefully mitigated in the economies of scale realized in commercial manufacture and product sale. The key difficulty in qualifying more than one source for each product is the duplicated time and expense in doing so without the potential to mitigate these costs if the secondary source is never utilized.

We intend to establish manufacturing arrangements with manufacturers that comply with the FDA’s requirements and other regulatory standards, although there can be no assurance that we will be able to do so. We have established our own manufacturing facility in Fall River, Massachusetts to produce vaccine and monoclonal antibody products that we may develop at scale for clinical trials. We are in the process of converting the Fall River facility to mammalian cell culture manufacturing capabilities. In order for us to establish a commercial manufacturing facility, we will require substantial additional funds and will be required to hire and retain significant additional personnel and comply with the extensive cGMP regulations of the FDA applicable to such facility. The commercial manufacturing facility would also need to be licensed for the production of vaccines by the FDA.

To date, we have been arranging with contract manufacturers for the manufacture of clinical trial supplies of CDX-110, CDX-1307, TP10, CETi, and our bacterial vaccines who have facilities that satisfy current good manufacturing practice requirements. Manufacture of our rotavirus vaccine is the responsibility of Glaxo, which has received from us a world-wide exclusive license to commercialize this vaccine.

During the past two years, AVANT has manufactured three clinical lots of CDX-110 using contract manufacturing organizations in the United States. AVANT believes that the supplies necessary for the planned clinical programs will be supplied through our contract manufacturers. In addition to the contract manufacturers with which we currently have agreements, AVANT believes there are other contract manufacturers that can manufacture and release CDX-110.

Two clinical lots of CDX-1307 have been manufactured and released for clinical studies. The drug was manufactured and released by Medarex. AVANT believes that it has sufficient quantities to complete phase 1 clinical trials and that future product can be manufactured at a contract manufacturing organization with experience at manufacturing antibody-based products. AVANT does not have an agreement with Medarex, or any other manufacturer, to manufacture specific additional quantities of CDX-1307 should they be needed, or any of its other product candidates.

We contracted with Lonza Biologics plc for process development and scale-up of TP10 for clinical trials. WRAIR has manufactured CholeraGarde® (Peru-15) and Ty800 vaccines under collaborative agreements with us. LAHI manufactures Megan®Vac 1 and Megan®Egg.

The manufacturing processes for our other vaccine and immunotherapeutic delivery systems and vaccines utilize known technologies. We believe that the products we currently have under development can be scaled up to permit manufacture in commercial quantities. However, there can be no assurance that we will not encounter difficulties in scaling up the manufacturing processes.

Use of third party manufacturers limits our control over and ability to monitor the manufacturing process. As a result, we may not be able to detect a variety of problems that may arise and may face additional costs in the process of interfacing with and monitoring the progress of our contract manufacturers. If third party manufacturers fail to meet our manufacturing needs in an acceptable manner, we would face delays and additional costs while we develop internal manufacturing capabilities or find alternative third party manufacturers. It may not be possible to have multiple third party manufacturers ready to supply us with needed material at all or without incurring significant costs.

K.                                    Marketing

Under the terms of existing and future collaborative agreements, we rely and expect to continue to rely on the efforts of our collaborators for the sale and marketing of our products. We have agreements with, among others, Glaxo, Pfizer, Biolipox, and LAHI for the development and commercialization of some of our products. The relevant aspects of these relationships have been previously discussed under the heading “H. Collaborative Agreements.” There can be no assurance that our collaborators will develop and market vaccine products incorporating our technologies, or, if marketed, that such efforts will be successful. The failure of our collaborators to successfully market products would harm our business.

We have retained, and in the future intend to retain, marketing rights to some of our product candidates, including vaccine and immunotherapeutic delivery systems and vaccine candidates, in selected geographic areas and for specified indications. We intend to seek marketing and distribution agreements and/or co-promotion agreements for the distribution of our products in these geographic areas and for these indications. We believe that these arrangements could enable us to generate greater financial return than might be obtained from early stage licensing and collaboration agreements. We have no marketing and sales staff and limited experience relating to marketing and distribution of commercial products, including vaccines. If we determine in the future to engage in direct marketing of our products, we will be required to recruit an experienced marketing group, develop a supporting distribution capability and incur significant additional expenditures. There can be no assurance that we will be able to establish a successful marketing force. We may choose or find it necessary to enter into strategic partnerships on uncertain, but potentially unfavorable, terms to sell, market and distribute our products. Any delay in the marketing or distribution of our products, whether it results from problems with internal capabilities or with a collaborative relationship, could harm the value of an investment in AVANT.

L.                                     Patents, Licenses and Proprietary Rights

AVANT’s policy is to protect our technology by filing patent applications and obtaining patent rights covering our own technology, both in the United States and in foreign countries. In addition, we have acquired and will seek to acquire as needed or desired, exclusive rights of others through assignment or license to complement our portfolio of patent rights. We also rely on trade secrets, unpatented know-how and technological expertise and innovation to develop and maintain our competitive position.

Patents:  The successful development and marketing of products by AVANT will depend in part on our ability to create and maintain intellectual property, including patent rights. We have established a proprietary patent position in the areas of complement inhibitor technology, cholesterol regulation technology, vaccine technologies, and preservation technologies, and we are the owner or exclusive licensee of numerous patents and pending applications around the world. Although we continue to pursue patent protection for our products, no assurance can be given that any pending application will issue as a patent, that any issued patent will have a scope that will be of commercial benefit, or that we will be able to successfully enforce our patent position against infringers. AVANT routinely reviews its patent portfolio and adjusts its strategies for prosecution and maintenance of individual cases according to a number of factors including program priorities, stage of development, and patent term.

AVANT owns or licenses rights under more than 600 granted patents and pending patent applications around the world covering inventions relating to our business. We have certain exclusive rights under nine issued national or regional patents and three pending national patent applications relating to the technology used in CDX-110. One of the pending patent applications (in Japan) is currently under appeal. Expiration dates for the key issued patents range from 2009 to 2014 in the United States and from 2010 to 2015 in the United Kingdom, Germany and France (not including any possible patent term extensions or Supplementary Protection Certificates, if these are obtained in due course).

In the area of APC targeting, through agreements with Medarex and Rockefeller, we are the owner or exclusive licensee of ten issued patents and more than 40 pending national and regional patent applications worldwide. Through our agreement with Ludwig, we have an option to obtain certain commercial rights in connection with our APC targeting technology under more than 100 national and regional patents and pending patent applications worldwide, relating to NY-ESO-1 and various other tumor antigens. We have, in the area of Hepatitis B vaccination, certain exclusive rights under five issued patents and more than 40 pending national and regional patent applications worldwide, and, in the area of Notch signaling modulation, control of seven issued patents and more than 20 pending national and regional patent applications worldwide. AVANT also has non-exclusive rights under more than 30 national and regional patents and pending patent applications worldwide relating to the adjuvant formulation currently used with CDX-2101. We also own patents covering human antibodies to CD89.

In the area of complement inhibitor technology, we have rights to 46 granted patents and 6 pending patent applications worldwide.  Key patents in this area remain in force in the United States to 2016. We are co-owner with The Johns Hopkins University and Brigham & Women’s Hospital, whose rights AVANT has exclusively licensed, of patents and applications covering inventions relating to soluble complement receptor type I (“sCR1”). These rights are based in part on the work of Dr. Douglas Fearon and include U.S. and foreign patents which claim nucleic acid sequences encoding CR1, sCR1 and active fragments; purification methods; and therapeutic uses of sCR1. We also own a number of other issued patents and patent applications relating to glyco-modification of sCR1 molecules and therapeutic uses for sCR1.

In the area of cholera and typhoid vaccines, we have rights to 84 patents and patent applications worldwide with the key patents in this area expiring between 2013 and 2016. In December 2000, we obtained exclusive rights to vaccine technology patents and applications based on the work of Dr. Roy Curtiss III. These patent rights complemented and expanded the exclusively licensed patent rights of AVANT based on the work of Dr. John Mekalanos and colleagues in this technological area. We have an exclusive license to two United States patents, and their corresponding foreign patents and applications, directed to vectors that are used in our VibrioVec® vaccine delivery system. We have exclusive licenses to six U.S. patents, and their corresponding foreign patents and applications, directed to vectors that are used in our SalmoVec® vaccine delivery system. In connection with our acquisition of Megan, we entered into a licensing agreement with Pfizer whereby Pfizer has licensed Megan’s technology for the development of animal health and food safety vaccines.

In January 2003, AVANT completed licensing and acquisition agreements which gave us ownership or exclusive rights in certain defined fields to a portfolio of patents and applications filed by Universal Preservation Technologies, Inc. and Elan Drug Delivery Ltd. (now Innovata plc). This portfolio affords AVANT exclusive rights in a particular technology of foam preservation of biomolecules and cells. This technology should be especially useful in AVANT’s vaccine programs to produce vaccine dosage forms that are shelf stable at room temperatures and do not require refrigeration.

In the area of rotavirus vaccines, we have rights to 20 patents and patent applications worldwide, with the key patents in this area expiring in 2011 and 2012. We have an exclusive license to nineteen issued patents in the U.S. and foreign countries directed to a rotavirus strain that has been developed by a licensee into a commercial rotavirus vaccine.

AVANT originated an autoimmunization approach to controlling cholesterol and owns 42 patents and eight pending patent applications worldwide covering this concept, with the key patents in this area expiring in 2016 and 2019. Our 2003 acquisition of intellectual property from Pharmacia relating to immunological control of cholesterol, coupled with our September 2001 acquisition of a portfolio of granted and pending patents from The Immune Response Corporation, consolidated AVANT’s ownership of the intellectual property that covers the technology of anti-atherosclerosis vaccines targeting CETP activity.

AVANT owns one issued patent and a pending application on the use of a recombinantly produced single protein of B. anthracis for vaccination against anthrax.

There can be no assurance that patent applications owned by or licensed to AVANT will result in granted patents or that, if granted, the resultant patents will afford protection against competitors with similar technology. It is also possible that third parties may obtain patents or other proprietary rights that may be necessary or useful to AVANT. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad to prevent us from using important technology or from further developing or commercializing important vaccine and immunotherapeutic systems and vaccine candidates. If licenses from third parties are necessary but cannot be obtained, commercialization of the covered products might be delayed or prevented. Even if these licenses can be obtained, they would probably require us to pay ongoing royalties and other costs, which could be substantial.

Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to validity or as to the enforceable scope of the patent claims. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation. As a business that uses a substantial amount of intellectual property, we face a heightened risk of intellectual property litigation. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without authorization or payment. There can be no assurance that our issued patents or any patents subsequently issued to or licensed by us will not be successfully challenged in the future. In addition, there can be no assurance that our patents will not be infringed or that the coverage of our patents will not be successfully avoided by competitors through design innovation.

We are aware that others, including universities and companies, have filed patent applications and have been granted patents in the United States and other countries which claim subject matter potentially useful or necessary to the commercialization of our products. The ultimate scope and validity of existing or future patents which have been or may be granted to third parties, and the availability and cost of acquiring rights in those patents necessary to the manufacture, use or sale of our products presently cannot be determined by AVANT.

Third parties may have or obtain valid and enforceable patents or proprietary rights that could block AVANT from developing products using its technology, including:

•                  certain patents and applications in the United States and Europe owned by Sanofi-Aventis, which relate to antibody-antigen conjugates and methods of their use for eliciting an immune response against the antigen;

•                  certain patents and applications in the United States and foreign countries covering particular antigens and antigenic fragments targeted by AVANT’s current vaccine product candidates, including CDX-1307, CDX-1401, CDX-2401 and CDX-2402;

•                  certain patents and pending applications related to particular receptors and other molecules on dendritic cells and macrophages that may be useful for generating monoclonal antibodies and can be employed in AVANT’s APC Targeting Technology;

•                  two United States patents and related foreign patents and applications covering methods of diagnosing gliomas by detecting the presence of the EGFRvIII (tumor specific splice variant) protein;

•                  a United States patent relating to certain uses of GM-CSF;

•                  a European patent relating to certain tumor antigen splice variants;

•      a United States patent owned by Genentech, Inc., relating to the production of recombinant antibodies in host cells;

•      a United States patent owned by GlaxoSmithKline plc related to methods of culturing cells under certain conditions;

•      certain patents held by third parties relating to antibody expression in particular types of host cells;

•      certain patents and pending applications in the United States and foreign countries relating to Hepatitis B antigens, formulations and uses; and

•      certain patents and pending applications in the United States and foreign countries relating to Notch ligands, sequences and uses.

We use a mutated Vibrio cholerae in our CholeraGarde® vaccine candidate and our VibrioVec® vaccine delivery system. We are aware of an issued U.S. patent which claims a culture of mutated Vibrio cholerae. We believe that only one claim (the “Claim”) of the patent may be pertinent to our CholeraGarde® and VibrioVec® products. The remaining claims of the patent cover other cultures, which we believe are not pertinent to the CholeraGarde® or VibrioVec® products. We have received an opinion of counsel from Fish & Richardson, P.C. that, based on the analysis set forth in their opinion and the facts known to them, the Claim is invalid. While a party challenging the validity of a patent has the burden of proving invalidity, the outcome of any litigation cannot be predicted with certainty. Accordingly, there can be no assurance that, if litigated, a court would conclude that the Claim is invalid.

In addition to the patent and patent applications referred to in the previous paragraphs, there may be other patent applications and issued patents belonging to competitors that may require us to alter our vaccine candidates and vaccine and immunotherapeutic delivery systems, pay licensing fees or cease some of our activities. If our product candidates conflict with patents that have been or may be granted to competitors, universities or others, the patent owners could bring legal action against us claiming damages and seeking to enjoin manufacturing and marketing of the patented products. If any of these actions is successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that we would prevail in any such action or that any license required under any such third party patent would be made available on acceptable terms or at all. We believe that there may be significant litigation in the biotechnology and vaccine industries regarding patent and other intellectual property rights. If we become involved in that litigation, we could consume substantial resources.

Licenses:  We have entered into several significant license agreements relating to technology that is being developed by AVANT and/or its collaborators, including licenses from the following: Johns Hopkins University, Duke University and Thomas Jefferson University relating to technology used in or with CDX-110; Medarex and GenPharm International, Inc. relating to APC targeting technology and antibody technology; Rockefeller relating to APC targeting technology; Ludwig relating to tumor antigens; Apovia, Inc. and Celltech R&D Ltd. relating to Hepatitis B core particle technology; Corixa Corporation relating to adjuvant formulations used with AVANT’s product candidate CDX-2101, Harvard College relating to proprietary technology involving genetically altered Vibrio cholerea and Salmonella strains;

Cincinnati Children’s Hospital involving proprietary rights and technologies relating to an attenuated rotavirus strain for a rotavirus vaccine. In general, these institutions have granted us an exclusive worldwide license (with right to sublicense) to make, use and sell products embodying the licensed technology, subject to the reservation by the licensor of a non-exclusive right to use the technologies for non-commercial research purposes.

Generally, the term of each license is through the expiration of the last of the patents issued with respect to the technologies covered by the license. We have generally agreed to use reasonable efforts to develop and commercialize licensed products and to achieve specified milestones and pay license fees, milestone payments and royalties based on the net sales of the licensed products or to pay a percentage of sublicense income. If we breach our obligations, the licensor has the right to terminate the license, and, in some cases, convert the license to a non-exclusive license. Generally, we control and are responsible for the cost of defending the patent rights of the technologies that we license. However, AVANT does not always fully control the patent rights of the technologies that it licenses.

Proprietary Rights:  We also rely on unpatented technology, trade secrets and confidential information, and no assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to our know-how and information, or that we can meaningfully protect our rights in such unpatented technology, trade secrets and information. We require each of our employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with AVANT. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to AVANT and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of AVANT and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for our information in the event of unauthorized use or disclosure of such confidential information.

M.           Government Regulation

Our activities and products are significantly regulated by a number of governmental entities, including the FDA in the United States and by comparable authorities in other countries and by the USDA with respect to products developed for animal health and food safety. These entities regulate, among other things, the manufacture, testing, safety, effectiveness, labeling, documentation, advertising and sale of our products. We must obtain regulatory approval for a product in all of these areas before we can commercialize the product. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective when tested. Our inability to commercialize a product would impair our ability to earn future revenues.

In the United States, vaccines and immunotherapeutics for human use are subject to FDA approval as “biologics” under the Public Health Service Act and “drugs” under the Federal Food, Drug and Cosmetic Act. The steps required before a new product can be commercialized include: pre-clinical studies in animals, clinical trials in humans to determine safety and efficacy and FDA approval of the product for commercial sale.

Data obtained at any stage of testing is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Moreover, during the regulatory process, new or changed drug approval policies may cause unanticipated delays or rejection of our product. We may not obtain necessary regulatory approvals within a reasonable period of time, if at all, or avoid delays or other problems in testing our products. Moreover, even if we received regulatory approval for a product, the approval may require limitations on use, which could restrict the size of the potential market for the product.

The FDA provides that human clinical trials may begin thirty (30) days after receipt and review of an Investigational New Drug (“IND”) application, unless the FDA requests additional information or changes to the study protocol within that period. An IND must be sponsored and filed by AVANT for each of our proposed products. Authorization to conduct a clinical trial in no way assures that the FDA will ultimately approve the product. Clinical trials are usually conducted in three sequential phases. In a Phase 1 trial, the product is given to a small number of healthy volunteers to test for safety (adverse effects). Phase 2 trials are conducted on a limited group of the target patient population; safety, optimal dosage and efficacy are studied. A Phase 3 trial is performed in a large patient population over a wide geographic area to provide evidence for the safety of the product and to prove and confirm efficacy. The FDA has ongoing oversight over all these trials and can order a temporary or permanent discontinuation if warranted. Such an action could materially harm AVANT. Clinical tests are critical to the success of our products but are subject to unforeseen and uncontrollable delay, including delay in enrollment of patients. Any delay in clinical trials could delay our commercialization of a product.

A product’s safety and effectiveness in one test is not necessarily indicative of its safety and effectiveness in another test. Moreover, we may not discover all potential problems with a product even after completing testing on it. Some of our products and technologies have undergone only pre-clinical testing. As a result, we do not know whether they are safe or effective for humans. Also, regulatory authorities may decide, contrary to our findings, that a product is unsafe or not as effective in actual use as its test results indicated. This could prevent the product’s widespread use, require its withdrawal from the market or expose us to liability.

The results of the clinical trials and all supporting data are submitted to the FDA for approval. A Biologics License Application (“BLA”) is submitted for a biologic product; a New Drug Application (“NDA”) for a drug product. The interval between IND filing and BLA/NDA filing is usually at least several years due to the length of the clinical trials, and the BLA/NDA review process can take over a year. During this time the FDA may request further testing or additional trials or may turn down the application. Even with approval, the FDA frequently requires post-marketing safety studies (known as Phase 4 trials) to be performed.

The FDA requires that the manufacturing facility that produces a licensed product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Subsequent discovery of previously unknown problems with a product or its manufacturing process may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

In the United States, vaccines for animal health and food safety use are subject to USDA approval. The steps required before a new product can be commercialized include: pre-clinical studies in animals; clinical trials in animals to determine safety and efficacy; and USDA approval of the product for commercial sale. The registration of these vaccines may be subject to numerous delays or possibly outright rejection of the product by the agency. Delays may occur at any stage of testing, clinical results may be subject to unfavorable interpretation by the agency and regulatory approval, if received, may require limitations on use which could restrict the size of the potential market for the product. The USDA requires that the manufacturing facility that produces a licensed product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Under USDA regulations, this license is held by the manufacturer of the product, not the developer of the product, such as Megan. Failure to comply with applicable USDA regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

The Advisory Committee on Immunization Practices (“ACIP”) of the Centers for Disease Control (“CDC”) has a role in setting the public market in the United States for the vaccine products we intend to develop. The ACIP makes recommendations on the appropriate use of vaccines and related products and the CDC develops epidemiologic data relevant to vaccine requirements and usage.

Because we may market our products abroad, we will be subject to varying foreign regulatory requirements. Although international efforts are being made to harmonize these requirements, applications must currently be made in each country. The data necessary and the review time vary significantly from one country to another. Approval by the FDA does not ensure approval by the regulatory bodies of other countries.

Our collaborators are also subject to all of the above-described regulations in connection with the commercialization of products utilizing our technology.

N.            Product Liability

The risk of product liability claims, product recalls and associated adverse publicity is inherent in the testing, manufacturing, marketing and sale of medical products. If and when we manufacture vaccines that are recommended for routine administration to children, we will be required to participate in the National Vaccine Injury Compensation Program. This program compensates children having adverse reactions to certain routine childhood immunizations with funds collected through an excise tax from the manufacturers of these vaccines.

We have clinical trial liability insurance coverage in the amount of $5 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for mandatory damages could exceed the amount of our coverage. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other product candidates.

O.            Employees; Scientific Consultants

As of March 31, 2008, we employed 67 full time persons and 6 part time or temporary persons, 15 of whom have doctoral degrees. Of these employees, 58 were engaged in or directly support research and development activities. AVANT’s success depends in large part upon its ability to attract and retain employees. AVANT faces competition for employees from other companies, research and academic institutions, government agencies and other organizations. The Company believes that its employee relations are good.

RISK FACTORS

You should consider carefully these risk factors together with all of the information included in this Form 8-K/A. This section includes some forward-looking statements.

The following is a discussion of the risk factors that we believe are material to AVANT at this time. These risks and uncertainties are not the only ones facing AVANT and there may be additional matters that we are unaware of or that we currently consider immaterial. All of these could adversely affect our business, results of operations, financial condition and cash flows. Furthermore, following the recent closing of the merger with Celldex, there are certain risks to the combined company. Please see the risks described below under “Post-Merger Risks,” which are the most significant risks to the post-merger company resulting from the consummation of the merger.

Risks Related to Our Business

Our products and product candidates are subject to extensive regulatory scrutiny.

All of our products and product candidates are at various stages of development and commercialization and our activities, products and product candidates are significantly regulated by a number of governmental entities, including the FDA in the United States and by comparable authorities in other countries and by the USDA in the United States with respect to products developed for animal health and food safety. These entities regulate, among other things, the manufacture, testing, safety, effectiveness, labeling, documentation, advertising and sale of our products and product candidates. We must obtain regulatory approval for a product candidate in all of these areas before we can commercialize the product candidate. Product development within this regulatory framework takes a number of years and involves the expenditure of substantial resources. This process typically requires extensive pre-clinical and clinical testing, which may take longer or cost more than we anticipate, and may prove unsuccessful due to numerous factors. Many product candidates that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective when tested. Companies in the pharmaceutical, biotechnology and vaccines industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. Our inability to commercialize a product or product candidate would impair our ability to earn future revenues.

If our products do not pass required tests for safety and effectiveness, we will not be able to derive commercial revenue from them.

For AVANT to succeed, we will need to derive commercial revenue from the products we have under development. The FDA has not approved any of our lead products for sale to date. Products in our vaccine programs are in various stages of pre-clinical and clinical testing. Pre-clinical tests are performed at an early stage of a product’s development and provide information about a product’s safety and effectiveness on laboratory animals. Pre-clinical tests can last years. If a product passes its pre-clinical tests satisfactorily, we file an investigational new drug application for the product with the FDA, and if the FDA gives its approval we begin phase 1 clinical tests. Phase 1 testing generally lasts between 6 and 24 months. If phase 1 test results are satisfactory and the FDA gives its approval, we can begin phase 2 clinical tests. Phase 2 testing generally lasts between 6 and 36 months. If phase 2 test results are satisfactory and the FDA gives its approval, we can begin phase 3 pivotal studies. Phase 3 studies generally last between 12 and 48 months. Once clinical testing is completed and a new drug application is filed with the FDA, it may take more than a year to receive FDA approval.

In all cases we must show that a pharmaceutical product is both safe and effective before the FDA, or drug approval agencies of other countries where we intend to sell the product, will approve it for sale. Our research and testing programs must comply with drug approval requirements both in the United States and in other countries, since we are developing our lead products with companies, including Glaxo, Pfizer, and Inflazyme, which intend to commercialize them both in the U.S. and abroad. A product may fail for safety or effectiveness at any stage of the testing process. The key risk we face is the possibility that none of our products under development will come through the testing process to final approval for sale, with the result that we cannot derive any commercial revenue from them after investing significant amounts of capital in multiple stages of pre-clinical and clinical testing.

Product testing is critical to the success of our products but subject to delay or cancellation if we have difficulty enrolling patients.

As our portfolio of potential products moves from pre-clinical testing to clinical testing, and then through progressively larger and more complex clinical trials, we will need to enroll an increasing number of patients with the appropriate characteristics. At times we have experienced difficulty enrolling patients and we may experience more difficulty as the scale of our clinical testing program increases. The factors that affect our ability to enroll patients are largely uncontrollable and include principally the following:

•      the nature of the clinical test;

•      the size of the patient population;

•      the distance between patients and clinical test sites; and

•      the eligibility criteria for the trial.

If we cannot enroll patients as needed, our costs may increase or it could force us to delay or terminate testing for a product.

Any delay in obtaining regulatory approval would have an adverse impact on our ability to earn future revenues.

It is possible that none of the products or product candidates that we develop will obtain the regulatory approvals necessary for us to begin commercializing them. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the nature of the product candidate. Any analysis we perform of data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenues from the particular product candidate. Furthermore, if we, or our partners, do not reach the market with our products before our competitors offer products for the same or similar uses, or if we, or our partners, are not effective in marketing our products, our revenues from product sales, if any, will be reduced.

We face intense competition in our development activities. We face competition from many companies in the United States and abroad, including a number of large pharmaceutical companies, firms specialized in the development and production of vaccines, adjuvants and vaccine and immunotherapeutic delivery systems and major universities and research institutions. These competitors include Acambis, Anitgenics, Baxter, Cell Genesys, Inc., Crucell, Dendreon Corporation, Favrille Corporation, Genitope, GlaxoSmithKline, Intercell, Iomai, Merck, NeoPharm, Inc., Northwest Biotherapeutics, Novavax, Pfizer, Roche, Sanofi-Aventis SA, VaxGen, and Vical. AVANT is aware that Cell Genesys, Favrille, Genitope, Northwest Biotherapeutics, and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of lymphoma, GBM, melanoma and prostate cancer, respectively, which may compete with CDX-1307, CDX-110 and CDX-1401. In addition, companies such as ImClone, Inc. with its approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with CDX-1307, CDX-1401 AND CDX-110. Various other companies are developing or commercializing products in areas that AVANT has targeted for product development. Most of our competitors have substantially greater resources, more extensive experience in conducting pre-clinical studies and clinical testing and obtaining regulatory approvals for their products, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of AVANT. These companies might succeed in obtaining regulatory approval for competitive products more rapidly than we can for our products, especially if we experience any delay in obtaining required regulatory approvals.

Failure to comply with applicable regulatory requirements would adversely impact our operations.

Even after receiving regulatory approval, our products are subject to extensive regulatory requirements, and our failure to comply with applicable regulatory requirements will adversely impact our operations. In the United States, the FDA and USDA, as applicable, require that the manufacturing facility that produces a product meet specified standards, undergo an inspection and obtain an establishment license prior to commercial marketing. Under USDA regulations, this license is held by the manufacturer of the product and not the developer of the product.

Subsequent discovery of previously unknown problems with a product or its manufacturing process may result in restrictions on the product or the manufacturer, including withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution.

We depend greatly on the intellectual capabilities and experience of our key executives and scientists and the loss of any of them could affect our ability to develop our products.

The loss of Anthony S. Marucci, our interim President and Chief Executive Officer, or other key members of our staff, including Avery W. Catlin, our Chief Financial Officer, Dr. Tibor Keler, our Chief Scientific Officer, Dr. Thomas Davis, our Chief Medical Officer, or Dr. Ronald C. Newbold, our Senior Vice President of Business Development, could harm us. We have employment agreements with Mr. Marucci, Mr. Catlin, Dr. Keler, Dr. Davis and Dr. Newbold. We do not have any key-person insurance coverage. We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We routinely enter into consulting agreements with our scientific and clinical collaborators and advisors, opinion leaders and heads of academic departments in the ordinary course of our business. We also enter into contractual agreements with physicians and institutions who recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for this type of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth.

We rely on our contract manufacturers. Should the cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers vary to our disadvantage, our business operations could suffer significant harm.

We are dependent on sourcing from third-party manufacturers for suitable quantities of clinical and commercial grade materials essential to pre-clinical and clinical studies currently underway and to planned clinical trials in addition to those currently being conducted by third parties or us. The inability to have suitable quality and quantities of these essential materials produced in a timely manner would result in significant delays in the clinical development and commercialization of products, which could adversely affect our business, financial condition and results of operations. We rely on collaborators and contract manufacturers to manufacture proposed products in both clinical and commercial quantities in the future. Our leading bacterial vaccine candidates use attenuated live bacteria as vectors and therefore require specialized manufacturing capabilities and processes. We have faced difficulties in securing commitments from U.S. and foreign contract manufacturers as these manufacturers have at times been unwilling or unable to accommodate our needs. Relying on foreign manufacturers involves peculiar and increased risks, and in one occasion we had to terminate a contract with a foreign manufacturer and find a substitute source of material for planned clinical trials. These peculiar and increased risks include risks relating to the difficulties foreign manufacturers may face in complying with the FDA’s Good Manufacturing Practices, or GMP, as a result of language barriers, lack of familiarity with GMP or the FDA regulatory process or other causes, economic or political instability in or affecting the home countries of our foreign manufacturers, shipping delays, potential changes in foreign regulatory laws governing the sales of our product supplies, fluctuations in foreign currency exchange rates and the imposition or application of trade restrictions.

There can be no assurances that we will be able to enter into long-term arrangements with such third party manufacturers on acceptable terms or at all. Further, contract manufacturers must also be able to meet our timetable and requirements, and must operate in compliance with GMP; failure to do so could result in, among other things, the disruption of product supplies. As noted above, non-U.S. contract manufacturers may face special challenges in complying with the FDA’s GMP requirements, and although we are not currently dependent on non-U.S. collaborators or contract manufacturers, we may choose or be required to rely on non-U.S. sources in the future as we seek to develop stable supplies of increasing quantities of materials for ongoing clinical trials of larger scale. Our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

We depend on third party suppliers and manufacturers, including BIOSYN Corporation, American Peptide Company, WRAIR, Lonza Biologics plc, Bioconcept, Inc., NeoMPS, Inc., and LAHI, to provide us with suitable quantities of materials necessary for clinical tests. If these materials are not available in suitable quantities of appropriate quality, in a timely manner, and at a feasible cost, our clinical tests will face delays.

We rely on third parties to plan, conduct and monitor our clinical tests, and their failure to perform as required would interfere with our product development.

We rely on third parties, including, among others, Accelovance, the International Center for Diarrhoeal Disease Research, Bangladesh, the International Vaccines Institute, Cincinnati Children’s Hospital Medical Center, Omnicare Clinical Research, The Cleveland Clinic, Radiant Research, Inc., Biobridges, LLC, Glaser Research Group, the NIH and Glaxo to conduct the significant majority of our clinical research development activities. These activities can be characterized as clinical patient recruitment and observation, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. We conduct approximately 100% of our project management and 100% of our medical and safety monitoring in-house and rely on third parties for the remainder of our clinical development activities. If any of these third parties fails to perform as we expect or if their work fails to meet regulatory standards, our testing could be delayed, cancelled or rendered ineffective.

We depend greatly on third party collaborators to license, develop and commercialize some of our products, and they may not meet our expectations.

We have agreements with other companies, including Glaxo, Pfizer, Biolipox and LAHI for the licensing, development and ultimate commercialization of some of our products. Some of those agreements give substantial responsibility over the products to the collaborator. Some collaborators may be unable or unwilling to devote sufficient resources to develop our products as their agreements require. They often face business risks similar to ours, and this could interfere with their efforts. Also, collaborators may choose to devote their resources to products that compete with ours. If a collaborator does not successfully develop any one of our products, we will need to find another collaborator to do so. The success of our search for a new collaborator will depend on our legal right to do so at the time and whether the product remains commercially viable.

The success of our vaccine candidates depends in great part upon our and our collaborators’ success in promoting them as superior to other treatment alternatives. We believe that vaccines like those under development by AVANT can be proven to offer disease prevention and treatment with notable advantages over drugs in terms of patient compliance and cost and ease of distribution. However, there can be no assurance that we will be able to prove these advantages or that the advantages will be sufficient to support the successful commercialization of our vaccines.

We may face delays, difficulties or unanticipated costs in establishing sales, distribution and manufacturing capabilities for our commercially ready products.

We have chosen to retain, rather than license, all rights to some of our lead products, such as our portfolio of travelers’ vaccines. If we proceed with this strategy, we will have full responsibility for commercialization of these products if and when they are approved for sale. We currently lack the marketing, sales and distribution capabilities that we will need to carry out this strategy. To market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and a supporting distribution capability. We have little expertise in this area, and we may not succeed. We may find it necessary to enter into strategic partnerships on uncertain but potentially unfavorable terms to sell, market and distribute our products when they are approved for sale.

Some of our products are difficult to manufacture, especially in large quantities, and we have not yet developed commercial scale manufacturing processes for any of our products. We do not currently plan to develop internal manufacturing capabilities to produce any of our cardiovascular products if they are approved for sale. To the extent that we choose to market and distribute the cardiovascular products ourselves, this strategy will make us dependent on other companies to produce our products in adequate quantities, in compliance with regulatory requirements, and at a competitive cost. We may not find third parties capable of meeting those manufacturing needs.

A decrease in the demand and sales for and profitability of Megan®Vac 1 and Megan®Egg could adversely affect our revenues.

Both the demand for and ultimately the profitability of Megan®Vac 1 and Megan®Egg are components to our success. Because our focus is on human health care, as of September 1, 2002 we appointed LAHI as the exclusive distributor of our Megan poultry vaccines in North America. LAHI, an established animal health company, markets and distributes Megan’s currently marketed products for the commercial poultry market. Under the distribution agreement, we receive a percentage of Megan®Vac 1 and Megan®Egg product sales in the form of royalty payments. The following are potential factors, without limitation, that may negatively affect the demand for Megan®Vac 1 and Megan®Egg:

•      Our competitors may develop, manufacture and market products that are more effective or less expensive than Megan®Vac 1 and/or Megan®Egg;

•      Megan®Vac 1 and Megan®Egg could be replaced by a novel product and may become obsolete;

•      Users may not accept such a recently approved product without years of proven history;

•      Our competitors in the food safety market have greater financial and management resources than we do, and significantly more experience in bringing products to market; and

•      We have no manufacturing or distribution facilities for Megan®Vac 1 and Megan®Egg. Instead, we contract with Maine Biological Laboratories (“MBL”), a subsidiary of LAHI, to manufacture Megan®Vac 1 and Megan®Egg for us.

Any one of these factors could reduce demand for Megan®Vac 1 and Megan®Egg to a level which may lead to LAHI’s and/or our discontinuation of the product. Should LAHI or we be unable to realize acceptable profits from sales of Megan®Vac 1 and Megan®Egg, LAHI or we may choose to scale back our commercialization efforts. In addition, if our partner, LAHI, is unable to continue to distribute Megan®Vac 1 and Megan®Egg in an effective manner, or is unable to maintain sufficient personnel with the appropriate levels of experience to manage this function, LAHI may be unable to meet the demand for our products and we may lose potential revenues and royalties.

Certain factors could negatively affect the demand for and sales and profitability of Rotarix®, which would have a material adverse affect on our revenues.

Both the demand and ultimately the profitability of Rotarix® are components to our success. We have licensed our oral rotavirus vaccine, Rotarix®, to Glaxo for the purposes of Glaxo developing and commercializing Rotarix® worldwide. Glaxo gained approval for Rotarix® in Mexico in July 2004 and in the European Union in February 2006. In May 2005, AVANT entered into an agreement whereby an affiliate of PRF purchased an interest in the net royalties we will receive on worldwide sales of Rotarix® and we will retain 50% of future Glaxo milestone payments, with the balance payable to PRF and CCH. In addition, AVANT retains upside participation in the worldwide net royalty stream from Rotarix® if worldwide net royalties once PRF receives an agreed upon return on capital invested (2.45 times PRF’s aggregate cash payments to AVANT). The following are potential factors, without limitation, that may negatively affect the demand for Rotarix®:

•      Our competitors in the pharmaceuticals, biotechnology and vaccines market have greater financial and management resources than we do, and significantly more experience in bringing products to market, and may develop, manufacture and market products that are more effective or less expensive than Rotarix®;

•      Rotarix® could be replaced by a novel product and may become obsolete;

•      We and Glaxo may be unable to prevent third parties from infringing upon our proprietary rights related to Rotarix®;

•      Users may not accept such a recently approved product without years of proven history; and

•      We are dependent on Glaxo for the manufacturing, testing, acquisition of regulatory approvals, marketing, distribution and commercialization of Rotarix®.

Any of these factors could have a material adverse effect on the sales of Rotarix® and our results of operations.

Other factors could affect the demand for and sales and profitability of Megan®Vac 1, Megan®Egg, Rotarix® and any other of our current or future products.

In general, other factors that could affect the demand for and sales and profitability of our products include, but are not limited to:

•      The timing of regulatory approval, if any, of competitive products;

•      Our, Megan’s, Glaxo’s or any other of our partners’ pricing decisions, as applicable, including a decision to increase or decrease the price of a product, and the pricing decisions of our competitors;

•      Government and third-party payer reimbursement and coverage decisions that affect the utilization of our products and competing products;

•      Negative safety or efficacy data from new clinical studies conducted either in the U.S. or internationally by any party could cause the sales of our products to decrease or a product to be recalled;

•      The degree of patent protection afforded our products by patents granted to or licensed by us and by the outcome of litigation involving our or any of our licensor’s patents;

•      The outcome of litigation involving patents of other companies concerning our products or processes related to production and formulation of those products or uses of those products;

•      The increasing use and development of alternate therapies;

•      The rate of market penetration by competing products; and

•      The termination of, or change in, existing arrangements with our partners.

Any of these factors could also have a material adverse effect on our sales of Megan®Vac 1, Megan®Egg, Rotarix® and any other of our current or future products and results of operations.

We may be unable to manage multiple late stage clinical trials for a variety of product candidates simultaneously.

During 2008, we expect to have one Phase 2 clinical trial in progress under our management. As our current clinical trials progress, we may need to manage multiple late stage clinical trials simultaneously in order to continue developing all of our current products. The management of late stage clinical trials is more complex and time consuming than early stage trials. Typically early stage trials involve several hundred patients in no more than 10-20 clinical sites. Late stage (Phase 3) trials involve up to several thousand patients in up to several hundred clinical sites and may require facilities in several countries. Therefore, the project management required to supervise and control such an extensive program is substantially larger than early stage programs. As the need for these resources is not known until some months before the trials begin it is necessary to recruit large numbers of experienced and talented individuals very quickly. If the labor market does not allow this team to be recruited quickly the sponsor is faced with a decision to delay the program or to initiate it with inadequate management resources. This may result in recruitment of inappropriate patients, inadequate monitoring of clinical investigators and inappropriate handling of data or data analysis. Consequently it is possible that conclusions of efficacy or safety may not be acceptable to permit filing of a Biologics License Application or New Drug Application for any one of the above reasons or a combination of several.

We face the risk of product liability claims, which could exceed our insurance coverage, and produce recalls, each of which could deplete our cash resources.

The pharmaceutical, biotechnology and vaccines industries expose us to the risk of product liability claims alleging that use of our products or product candidates caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of our products or product candidates and may be made directly by patients involved in clinical trials of our products, by consumers or healthcare providers or by individuals, organizations or companies selling our products. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm.

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. We have clinical trial liability insurance coverage in the amount of $5 million. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for damages resulting from a product liability claim could exceed the amount of our coverage, require us to pay a substantial monetary award from our own cash resources and have a material adverse effect on our business, financial condition and results of operations. Moreover, a product recall, if required, could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other products and product candidates.

In addition, some of our licensing and other agreements with third parties require or might require us to maintain product liability insurance. If we cannot maintain acceptable amounts of coverage on commercially reasonable terms in accordance with the terms set forth in these agreements, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them.

Because we rely on third parties to develop our products, we must share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements will typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are typically controlled exclusively by us, although in some cases we may share these rights with other parties. We also conduct joint research and development programs which may require us to share trade secrets under the terms of research and development partnership or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets would impair our competitive position.

We may not be able to successfully integrate newly acquired technology with our existing technology or to modify our technologies to create new vaccines.

As part of AVANT’s acquisition of the assets of UPT in January 2003, we acquired VitriLife®, a patented drying process for the industrial-scale preservation of proteins, cells, bacteria and viruses. VitriLife® may improve product stability at room temperature or higher, thereby eliminating the need for costly cold-chain distribution storage of vaccines and rendering vaccines more affordable. If we are able to integrate VitriLife® with our vaccine technology, we believe that the room temperature stability afforded by VitriLife® will give AVANT’s vaccines a competitive advantage for a wide range of uses in food safety, animal health and biodefense applications. However, if we are unable to successfully integrate VitriLife®, or other technologies which we have acquired or may acquire in the future, with our existing technology and potential products currently under development, we may be unable to realize any benefit from our acquisition of VitriLife®, or other technology which we have acquired or may acquire in the future and may face the loss of our investment of financial resources and time in the integration process.

We believe that AVANT’s vaccine technology portfolio may offer opportunities to develop vaccines that treat a variety of bacterial and viral infections by stimulating a patient’s immune system against those disease organisms. However, some applications of our vaccine technology will require that we adapt AVANT’s vectoring systems to develop new, safe and effective oral vaccines against other bacterial and viral health threats. It is possible that the attenuated live bacteria we use in our bacterial vaccine candidates cannot serve as vectors for the development of further bacterial or viral vaccines. If our vaccine technology portfolio cannot be used to create vaccines against a variety of disease organisms, we may lose all or portions of our investment in development efforts for new bacterial or viral vaccine candidates.

We license technology from other companies to develop products, and those companies could influence research and development or restrict our use of it.

Companies that license technologies to us that we use in our research and development programs may require us to achieve milestones or devote minimum amounts of resources to develop products using those technologies. They may also require us to make significant royalty and milestone payments, including a percentage of any sublicensing income, as well as payments to reimburse them for patent costs. The number and variety of our research and development programs require us to establish priorities and to allocate available resources among competing programs. From time to time we may choose to slow down or cease our efforts on particular products. If in doing so we fail to fully perform our obligations under a license, the licensor can terminate the licenses or permit our competitors to use the technology. Moreover, we may lose our right to market and sell any products based on the licensed technology.

We have many competitors in our field and they may develop technologies that make ours obsolete.

Biotechnology, pharmaceuticals and therapeutics are rapidly evolving fields in which scientific and technological developments are expected to continue at a rapid pace. We have many competitors in the U.S. and abroad, including Acambis, Anitgenics, Baxter, Cell Genesys, Inc., Crucell, Dendreon Corporation, Favrille Corporation, Genitope, GlaxoSmithKline, Intercell, Iomai, Merck, NeoPharm, Inc., Northwest Biotherapeutics, Novavax, Pfizer, Roche, Sanofi-Aventis SA, VaxGen, and Vical. Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. Many of our competitors have greater capabilities, experience and financial resources than we do. Competition is intense and is expected to increase as new products enter the market and new technologies become available. Our competitors may:

•      develop technologies and products that are more effective than ours, making ours obsolete or otherwise noncompetitive;

•      obtain regulatory approval for products more rapidly or effectively than us; and

•      obtain patent protection or other intellectual property rights that would block our ability to develop competitive products.

We rely on patents, patent applications and other intellectual property protections to protect our technology and trade secrets; which are expensive and may not provide sufficient protection.

Our success depends in part on our ability to obtain and maintain patent protection for technologies that we use. Biotechnology patents involve complex legal, scientific and factual questions and are highly uncertain. To date, there is no consistent policy regarding the breadth of claims allowed in biotechnology patents, particularly in regard to patents for technologies for human uses like those we use in our business. We cannot predict whether the patents we seek will issue. If they do issue, a competitor may challenge them and limit their scope. Moreover, our patents may not afford effective protection against competitors with similar technology. A successful challenge to any one of our patents could result in a third party’s ability to use the technology covered by the patent. We also face the risk that others will infringe, avoid or circumvent our patents. Technology that we license from others is subject to similar risks and this could harm our ability to use that technology. If we, or a company that licenses technology to us, were not the first creator of an invention that we use, our use of the underlying product or technology will face restrictions, including elimination.

If we must defend against suits brought against us or prosecute suits against others involving intellectual property rights, we will incur substantial costs. In addition to any potential liability for significant monetary damages, a decision against us may require us to obtain licenses to patents or other intellectual property rights of others on potentially unfavorable terms. If those licenses from third parties are necessary but we cannot acquire them, we would attempt to design around the relevant technology, which would cause higher development costs and delays, and may ultimately prove impracticable.

Our business requires us to use hazardous materials, which increases our exposure to dangerous and costly accidents.

Our research and development activities involve the use of hazardous chemicals, biological materials and radioactive compounds. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, an injured party will likely sue us for any resulting damages with potentially significant liability. The ongoing cost of complying with environmental laws and regulations is significant and may increase in the future. In addition, in connection with our merger with Virus Research Institute, Inc. in 1998, we assumed the real property lease at Virus Research Institute, Inc.’s former site. We understand that this property has a low level of oil-based and other hazardous material contamination. We believe that the risks posed by this contamination are low, but we cannot predict whether additional hazardous contamination exists at this site, or that changes in applicable law will not require us to clean up the current contamination of the property.

Health care reform and restrictions on reimbursement may limit our returns on potential products.

Because AVANT’s strategy ultimately depends on the commercial success of our products, we assume, among other things, that end users of our products will be able to pay for them. In the United States and other countries, in most cases, the volume of sales of products like those we are developing depends on the availability of reimbursement from third-party payors, including national health care agencies, private health insurance plans and health maintenance organizations. Third-party payors increasingly challenge the prices charged for medical products and services. Accordingly, if we succeed in bringing products to market, and reimbursement is not available or is insufficient, we could be prevented from successfully commercializing our potential products.

The health care industry in the United States and in Europe is undergoing fundamental changes as a result of political, economic and regulatory influences. Reforms proposed from time to time include mandated basic health care benefits, controls on health care spending, creation of large medical services and products purchasing groups and fundamental changes to the health care delivery system. We anticipate ongoing review and assessment of health care delivery systems and methods of payment in the United States and other countries. We cannot predict whether any particular reform initiatives will result or, if adopted, what their impact on us will be. However, we expect that adoption of any reform proposed will impair our ability to market products at acceptable prices.

Risks Related to Our Capital Stock

Our history of losses and uncertainty of future profitability make our common stock a highly speculative investment, and the combined company may not be profitable in the future.

We have had no commercial revenues to date from sales of our human therapeutic or vaccine products and cannot predict when we will. We have accumulated significant net operating losses since inception. We expect to spend substantial funds to continue research and product testing of the following products they have in the pre-clinical and clinical testing stages of development:

Product	Use	Stage
CDX-110	Glioblastoma Multiforme	Clinical phase 2b
CDX-1307	Colorectal, bladder, pancreas, ovarian and breast tumors	Clinical phase 1
CDX-1401	Solid tumors	Pre-clinical
CDX-1189	Leukemias	Pre-clinical
CholeraGarde® vaccine	Cholera	Clinical phase 2b
Ty800 vaccine	Typhoid fever	Clinical phase 2
ETEC vaccine	Enterotoxigenic E. coli infection	Pre-clinical
Paratyphoid vaccine	Paratyphoid fever	Pre-clinical
CDX-2401	HIV	Pre-clinical
TP10	Transplantation	Clinical phase 2
	Age-Related Macular Degeneration	Pre-clinical

In anticipation of FDA approval of these products, we will need to make substantial investments to establish sales, marketing, quality control, and regulatory compliance capabilities. These investments will increase if and when any of these products receive FDA approval. We cannot predict how quickly our lead products will progress through the regulatory approval process. As a result, we may continue to lose money for several years.

We cannot be certain that the combined company after the merger will achieve or sustain profitability in the future. Failure to achieve profitability could diminish the combined company’s ability to sustain operations, meet financial covenants, pay dividends on its common stock, obtain additional required funds and make required payments on its present or future indebtedness.

If we cannot sell capital stock to raise necessary funds, we may be forced to limit our research, development and testing programs.

We will need to raise more capital from investors to advance our lead products through clinical testing and to fund our operations until we receive final FDA approval and our products begin to generate revenues for us. However, based on our history of losses, we may have difficulty attracting sufficient investment interest. As of March 31, 2008, we had combined cash and cash equivalents of $11.4 million, which, at that time, we believe, together with payments expected from Pfizer and PRF, will support expected operations for more than 12 months.

We continue to seek partnerships with pharmaceutical and biotech companies and with other organizations to support the clinical development of our programs, in addition to funded research grants. This kind of funding is at the discretion of other organizations and companies which have limited funds and many companies compete with us for those funds. As a result, we may not receive any research grants or funds from collaborators. If we are unable to raise the necessary funds, we may have to delay or discontinue the clinical development of programs, license out programs earlier than expected, raise funds at significant discount or on other unfavorable terms or evaluate a sale of all or part of our business.

Our share price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From January 2006 through December 2007, the market price of our common stock has fluctuated from a high of $31.20 per share in the first quarter of 2006, to a low of $4.80 per share in the fourth quarter of 2007 (after adjustment to reflect the one-for-twelve reverse stock split effected on March 7, 2008). Our progress in developing and commercializing our products, the impact of government regulations on our products and industry, the potential sale of a large volume of our common stock by selling stockholders, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we could be subject to a securities class action litigation as a result of volatility in the price of our stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Medarex holds approximately 33% of our shares as of May 6, 2008; if Mederax or other stockholders were to sell their shares in large volumes, the trading price of our common stock could suffer.

As a result of our merger with Celldex, Medarex received 5,312,539 shares of AVANT common stock, 351,691 of which are subject to a lock-up expiring on June 7, 2008, and the remainder of which are subject to a lock-up expiring on March 7, 2009.  In addition, Lorantis Holdings Limited, or Lorantis, received 2,811,147 shares of AVANT common stock in connection with the Celldex merger, and Lorantis and its shareholders are subject to a lock-up on those shares which expires on September 7, 2008, except that they may sell shares sooner in order to satisfy tax obligations.  As of May 6, 2008, our former President and Chief Executive Officer Una S. Ryan, Ph.D., owned 94,267 shares of AVANT common stock, and had options to purchase an additional 612,500 shares of AVANT common stock which were subject to vesting over four years (none of which would have vested until March 7, 2009).  If large numbers of shares are sold over a short period of time, the price of our stock may decline rapidly or experience significant fluctuation.

Post-Merger Risks

If we are not successful in integrating our companies, we may not be able to operate efficiently after the merger, which may harm the value of our common stock.

Achieving the benefits of the merger will depend in part on the successful integration of our operations and personnel in a timely and efficient manner. The integration process requires coordination of different development, regulatory, manufacturing and commercial teams, and involves the integration of systems, applications, policies, procedures, business processes and operations. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on scientific and regulatory matters. If we cannot successfully integrate our operations and personnel, we may not realize the expected benefits of the merger.

The historical financial information may not be indicative of our future results as a merged, publicly traded company.

The historical financial statements of Celldex do not reflect what our financial position, results of operations and cash flows would have been had we been operated as a combined business and publicly traded company during the periods prior to the merger or be indicative of what our results of operations, financial position and cash flows may be in the future. This is primarily a result of the following factors:

•      the historical financial statements do not reflect certain changes that occurred in our funding and operations as a result of the merger;

•      the historical financial information of Celldex does not reflect any increased costs associated with the merger to, and status as, a combined, publicly traded company, including changes that will occur in our cost structure, personnel needs, financing and operations of the combined business as a result of the merger.

For these and other reasons, our future financial performance may not be reflective of the performance implied by the historical information we have presented for periods prior to March 8, 2008.

Some of the risks that may affect our ability to integrate or realize any anticipated benefits include those associated with:

•   conforming standards, processes, procedures and controls of the businesses;

•   difficulties in transferring processes and know-how, including integrating to one information technology platform;

•   difficulties in the assimilation of acquired operations, technologies or product candidates;

•   diversion of management’s attention from business concerns; and

•   adverse effects on employees and business relationships with contractors and suppliers.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of our operations, products and personnel may place a significant burden on our management and our internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could result in delays in the companies’ clinical trial programs and could otherwise harm our business, financial condition and operating results.

We expect to incur significant costs integrating AVANT and Celldex into a single business.

We expect to incur significant costs integrating our operations, products and personnel. These costs may include costs for:

•      employee redeployment, relocation or severance;

•      conversion of information systems;

•      combining development, regulatory, manufacturing and commercial teams and processes;

•      reorganization of facilities;

•      new equipment for our Fall River manufacturing facility; and

•      relocation or disposition of excess equipment.

If we fail to retain key employees, the benefits of the merger could be diminished.

The successful combination of AVANT and Celldex will depend in part on the retention of key personnel. There can be no assurance that we will be able to retain our key management and scientific personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the merger.

The combined company’s ability to use the net operating loss carryforwards of Celldex and AVANT will be subject to limitation and, under certain circumstances, may be eliminated.

Generally, a change of more than 50% in the ownership of a corporation’s stock, by value, over a three-year period constitutes an ownership change under Section 382 of the Internal Revenue Code. In general, Section 382 imposes an annual limitation on a corporation’s ability to use its net operating losses from taxable years or periods ending on or before the date of an ownership change to offset U.S. federal taxable income in any post-change year. We experienced and Celldex may experience an ownership change as a result of the merger, in which case the combined company may be subject to the limitation under Section 382 with respect to pre-change net operating losses of Celldex and AVANT. Section 382 imposes significant limitations of the use of net operating loss carryforwards.

Moreover, if a corporation experiences an ownership change and does not satisfy the requirement to continue the business enterprise of the corporation under Section 382(c)(1) (which generally requires that the corporation continue its historic business or use a significant portion of its historic business assets in a business for the two-year period beginning on the date of the ownership change), it cannot, subject to certain exceptions, use any net operating loss from a pre-change period to offset taxable income in post-change years. As a result of the rules described above, the extent (if any) to which the combined company will be able to utilize the net operating losses from any pre-change period to offset taxable income (and thus reduce tax liability) for post-change periods is uncertain.

We expect to continue to incur operating losses and the combined company may need to raise additional funds to cover the cost of operation. If the combined company is not able to raise necessary additional funds it may have to reduce or stop operations.

We have had no commercial revenues to date from sales of our human therapeutic or vaccine products and cannot predict when we will. We have accumulated significant deficits since inception. We cannot be certain that the combined company after the merger will achieve or sustain profitability in the future. Failure to achieve profitability could diminish the combined company’s ability to generate sufficient working capital to cover the cost of operation. No party has guaranteed to advance additional funds to AVANT or the combined company to provide for any operating deficits. Until the combined company begins generating revenue, it may seek funding through the sale of equity, or securities convertible into equity, and further dilution to the then existing stockholders may result. If the combined company raises additional capital through the incurrence of debt, its business may be affected by the amount of leverage it incurs, and its borrowings may subject it to restrictive covenants. Additional funding may not be available to the combined company on acceptable terms, or at all. If the combined company is unable to obtain adequate financing on a timely basis, it may be required to delay, reduce or stop operations, any of which would have a material adverse effect on its business.

  UNRESOLVED STAFF COMMENTS

None.

PROPERTIES

In November 2005, we entered into a lease amendment which extended our lease in Needham, Massachusetts through April, 2017. The lease amendment calls for the complete renovation of the Needham facility by the landlord and AVANT and reduces AVANT’s leased space to approximately 35,200 square feet of laboratory and office space at a current base rent of $879,725. Costs for the tenant improvements portion of the renovations project were approximately $9.4 million. As an incentive for AVANT to enter into the lease amendment, the landlord contributed $3.6 million towards tenant improvement costs. Under this lease amendment, we are obligated to pay an escalating base annual rent ranging from $879,700 to $1,161,200 during the extension term.

AVANT leases approximately 20,000 square feet of office and laboratory space in Phillipsburg, New Jersey. The lease has an initial seven-year term which expires in October 2012. Under the lease agreement, we are obligated to pay an annual rent of approximately $347,700 plus certain common area maintenance costs.

We also lease a manufacturing facility of approximately 16,200 square feet in Fall River, Massachusetts. The lease has an initial seven-year term which expires in December 2010. Under the lease agreement, we are obligated to pay an annual rent of approximately $230,100 plus certain common area maintenance costs, subject to annual rent adjustments in the final two years. The landlord provided a tenant incentive allowance of $49,740 against the cost of alterations and improvements required by AVANT to be made to the expanded space.

AVANT ceased operations at its Overland, Missouri facility near St. Louis and vacated the premises upon expiration of the lease term at September 30, 2007.

  LEGAL PROCEEDINGS

AVANT is not currently a party to any material legal proceedings.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Financial Statements

December 31, 2007

Contents

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2006 and 2007	F-3
Consolidated Statements of Operations for Each of the Three Years in the Period Ended December 31, 2007 and the Period from January 1, 1999 (Inception) to December 31, 2007	F-4
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Period from January 1, 1999 (Inception) to December 31, 1999 and the Eight-Year Period Ended December 31, 2007	F-5
Consolidated Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 2007 and the Period from January 1, 1999 (Inception) to December 31, 2007	F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Celldex Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Celldex Therapeutics, Inc. (a development stage company) and subsidiary as of December 31, 2006 and 2007 and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 2007 and the period from January 1, 1999 (inception) to December 31, 2007 and the consolidated statements of changes in stockholders’ equity (deficit) for the period from January 1, 1999 (inception) to December 31, 1999 and the eight-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celldex Therapeutics, Inc. and subsidiary at December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 and the period from January 1, 1999 (inception) to December 31, 2007 in conformity with U.S. generally accepted accounting principles.

As described in Notes 2 and 8 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ Ernst & Young LLP

Metro Park, New Jersey
May 7, 2008

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$14,000	$4,910
Receivable from sale of certain U.K. facility assets	2,208	—
Research and development tax credit receivable – Lorantis	1,052	88
Accounts receivable, other	954	44
Prepaid expenses	69	657
Total current assets	18,283	5,699

Property and equipment, net	2,553	1,918
Intangible assets, net	1,150	1,033
AVANT merger costs	—	545
Restricted cash	177	180
Total assets	$22,163	$9,375

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Trade accounts payable	$244	$750
Accrued liabilities	2,804	2,519
Payable due Medarex	2,533	5,836
Deferred revenue – current	466	974
Deferred rent – current	58	58
Total current liabilities	6,105	10,137

Deferred revenue	686	220
Deferred rent	228	150

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred Stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and 2007	—	—
Class A Common Stock, $.01 par value, 6,800,000 shares authorized, issued and outstanding at December 31, 2006 and 2007	68	68
Common Stock, $.01 par value; 50,000,000 shares authorized; 13,300,000 shares issued and outstanding at December 31, 2006 and 2007	133	133
Additional paid-in capital	71,131	69,697
Accumulated other comprehensive income	2,387	2,619
Deficit accumulated during development stage	(58,575)	(73,649)
Total stockholders’ equity (deficit)	15,144	(1,132)
Total liabilities and stockholders’ equity (deficit)	$22,163	$9,375

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

	Year Ended December 31			Period from January 1, 1999 (Inception) to December 31,
	2005	2006	2007	2007
Revenues:
Grant revenue	$57	$181	$88	$419
Collaboration agreement revenue	14	466	466	946
Research and development revenue	—	252	852	1,104
Total revenues	71	899	1,406	2,469

Costs and expenses:
Research and development	4,826	10,013	10,009	42,371
Acquired in-process research and development	8,447	—	—	8,447
U.K. facility exit costs	—	1,169	—	1,169
General and administrative	4,167	8,514	6,906	25,817
Total costs and expenses	17,440	19,696	16,915	77,804

Operating loss	(17,369)	(18,797)	(15,509)	(73,335)

Interest income	290	824	471	1,585
Other income (expense)	—	137	(36)	101
Net loss	$(17,079)	$(17,836)	$(15,074)	$(73,649)

Basic and diluted net loss per share	$(1.24)	$(0.89)	$(0.75)
Weighted-average number of common shares outstanding – basic and diluted	13,786,301	20,025,205	20,100,000

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Period from January 1, 1999 (Inception) to December 31, 1999 and the Eight-Year Period Ended December 31, 2007

(In Thousands, Except Share Data)

	Common Stock				Advances from Medarex, Inc., and		Accumulated Other	Deficit Accumulated	Total
	Number of Shares	Par Amount	Number of Shares Class A	Par Amount Class A	Additional Paid-In Capital	Deferred Stock Compensation	Comprehensive (Loss) Income	During Development Stage	Stockholders’ Equity (Deficit)

Balance at January 1, 1999 (inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Advances from Medarex, Inc.	—	—	—	—	1,914	—	—	—	1,914
Net loss	—	—	—	—	—	—	—	(1,867)	(1,867)
Balance at December 31, 1999	—	—	—	—	1,914	—	—	(1,867)	47
Advances from Medarex, Inc.	—	—	—	—	2,771	—	—	—	2,771
Net loss	—	—	—	—	—	—	—	(2,750)	(2,750)
Balance at December 31, 2000	—	—	—	—	4,685	—	—	(4,617)	68
Advances from Medarex, Inc.	—	—	—	—	3,336	—	—	—	3,336
Net loss	—	—	—	—	—	—	—	(3,214)	(3,214)
Balance at December 31, 2001	—	—	—	—	8,021	—	—	(7,831)	190
Advances from Medarex, Inc.	—	—	—	—	3,926	—	—	—	3,926
Net loss	—	—	—	—	—	—	—	(3,645)	(3,645)
Balance at December 31, 2002	—	—	—	—	11,947	—	—	(11,476)	471
Advances from Medarex, Inc.	—	—	—	—	5,978	—	—	—	5,978
Issuance of common stock to parent, May 2003	12,000,000	120		—	(120)	—	—	—	—
Net loss	—	—	—	—	—	—	—	(6,118)	(6,118)
Balance at December 31, 2003	12,000,000	120	—	—	17,805	—	—	(17,594)	331
Advances from Medarex, Inc.	—	—	—	—	6,297	—	—	—	6,297
Deferred compensation	—	—	—	—	1,152	(1,152)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	254	—	—	254
Net loss	—	—	—	—	—	—	—	(6,066)	(6,066)
Balance at December 31, 2004	12,000,000	120	—	—	25,254	(898)	—	(23,660)	816
Advances from Medarex, Inc.	—	—	—	—	4,922	—	—	—	4,922
Return of advance from Medarex, Inc.	—	—	—	—	(455)	—	—	—	(455)
Amortization of deferred compensation	—	—	—	—	—	288	—	—	288
Issuance of common stock for acquisition of Alteris Therapeutics, Inc., October 2005	1,200,000	12	—	—	5,988	—	—	—	6,000
Issuance of Class A common stock for acquisition of Lorantis Limited, October 2005	—	—	6,800,000	68	33,942	—	—	—	34,010
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(17,079)	(17,079)
Other comprehensive loss	—	—	—	—	—	—	(495)	—	(495)
Total comprehensive loss									(17,574)
Balance at December 31, 2005	13,200,000	132	6,800,000	68	69,651	(610)	(495)	(40,739)	28,007
Elimination of deferred compensation as a result of the adoption of SFAS No. 123R	—	—	—	—	(610)	610	—	—	—
Stock-based compensation	—	—	—	—	1,761	—	—	—	1,761
Issuance of common stock for Duke licensing agreement, September 2006	100,000	1	—	—	329	—	—	—	330
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(17,836)	(17,836)
Other comprehensive income	—	—	—	—	—	—	2,882	—	2,882
Total comprehensive loss									(14,954)
Balance at December 31, 2006	13,300,000	133	6,800,000	68	71,131	—	2,387	(58,575)	15,144

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) (continued)

Period from January 1, 1999 (Inception) to December 31, 1999 and the Eight-Year Period Ended December 31, 2007

(In Thousands, Except Share Data)

	Common Stock				Advances from Medarex, Inc., and		Accumulated Other	Deficit Accumulated	Total
	Number of Shares	Par Amount	Number of Shares Class A	Par Amount Class A	Additional Paid-In Capital	Deferred Stock Compensation	Comprehensive (Loss) Income	During Development Stage	Stockholders’ Equity (Deficit)

Balance at December 31, 2006	13,300,000	$133	6,800,000	$68	$71,131	$—	$2,387	$(58,575)	$15,144
Stock-based compensation	—	—	—	—	1,605	—	—	—	1,605
Medarex return of capital	—	—	—	—	(3,039)	—	—	—	(3,039)
Comprehensive income (loss):
Net loss	—	—	—	—	—	—	—	(15,074)	(15,074)
Other comprehensive income	—	—	—	—	—	—	232	—	232
Total comprehensive loss									(14,842)
Balance at December 31, 2007	13,300,000	$133	6,800,000	$68	$69,697	$—	$2,619	$(73,649)	$(1,132)

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31			Period from January 1, 1999 (Inception) to December 31,
	2005	2006	2007	2007
Operating activities
Net loss	$(17,079)	$(17,836)	$(15,074)	$(73,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	288	770	710	2,220
Amortization of deferred compensation	288	—	—	542
Stock-based compensation expense	—	1,761	1,605	3,366
Amortization of intangible asset	29	117	117	263
Acquired in-process research and development	8,447	—	—	8,447
Noncash license fees paid with stock	—	330	—	330
U.K. facilities exit costs	—	1,102	—	1,102
Gain on sale of fixed assets	—	(137)	—	(137)
Changes in operating assets and liabilities:
Receivables	(1,428)	940	4,167	3,679
Prepaid expenses	(157)	794	(587)	50
Trade accounts payable	(1,001)	(974)	501	(1,091)
Accrued liabilities	836	(326)	(528)	56
Deferred rent	—	286	(78)	208
Deferred revenue	1,618	(466)	42	1,194
Net cash used in operating activities	(8,159)	(13,639)	(9,125)	(53,420)

Investing activities
Net cash from Lorantis acquisition	30,465	—	—	30,465
Purchase of Alteris, net of cash acquired	(2,208)	—	—	(2,208)
AVANT merger costs	—	—	(335)	(335)
Purchase of equipment	—	(2,479)	(75)	(3,278)
Proceeds from sale of assets	—	144	—	144
Release of restriction of segregated cash	—	168	—	168
Restricted cash deposits	(333)	—	(3)	(336)
Net cash provided by (used in) investing activities	27,924	(2,167)	(413)	24,620

Financing activities
Deferred financing costs	1,011	—	—	—
Related party loan due to Medarex, Inc.	455	2,078	264	2,797
Advances from Medarex, Inc.	4,467	—	—	28,699
Net cash provided by financing activities	5,933	2,078	264	31,496

Effect of exchange rate changes on cash and cash equivalents	(486)	2,516	184	2,214
Net increase (decrease) in cash and cash equivalents	25,212	(11,212)	(9,090)	4,910
Cash and cash equivalents at beginning of period	—	25,212	14,000	—
Cash and cash equivalents at end of period	$25,212	$14,000	$4,910	$4,910

Supplemental disclosures of noncash flow information
Acquisition of Lorantis with stock	$34,000	$—	$—	$34,000
Acquisition of Alteris with stock	$6,000	$—	$—	$6,000
Deferred stock compensation	$—	$—	$—	$1,152
Medarex return of capital	$—	$—	$3,039	$3,039
Capitalized AVANT merger costs	$—	$—	$210	$210

Cash paid during period for
Income taxes	$—	$—	$—	$—
Interest	$—	$—	$—	$—

See accompanying notes to these consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2007

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

1. Organization and Basis of Presentation

In May 2003, Celldex Therapeutics, Inc. (the “Company” or “Celldex”) was incorporated in the State of New Jersey under the name MabVac, Inc. as a wholly owned subsidiary of Medarex, Inc. (“Medarex”). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company’s current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company’s inception. Prior to October 12, 2005, the Company was dependent upon Medarex to provide sufficient capital to meet its operating requirements.

The Company’s consolidated financial statements consolidate its wholly owned subsidiary, Celldex Therapeutics, Ltd. (formerly Lorantis Ltd.). The Company’s operations constitute one business segment. All significant intercompany balances and transactions have been eliminated in consolidation. The Company’s headquarters and laboratory facilities are located in Phillipsburg, New Jersey and it has business development offices in Cambridge, United Kingdom. Certain prior years balances have been reclassified to conform to the current year presentation.

Prior to the acquisitions of Lorantis Limited (“Lorantis”) and Alteris Therapeutics, Inc. (“Alteris”) on October 12, 2005, the Company’s consolidated financial statements had been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company’s business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company’s funding through October 11, 2005 had been from Medarex and credited to additional paid-in capital in the consolidated balance sheets. However, the consolidated financial statements included herein may not necessarily reflect the Company’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Company been a stand-alone company during all periods presented.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

1. Organization and Basis of Presentation (continued)

From inception through October 11, 2005, the Company’s consolidated financial statements included allocations from Medarex of research and development (“R&D”) and general and administrative (“G&A”) expenses. The Company allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses were allocated primarily based on the Company’s R&D related salaries as a percentage of Medarex’s total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D performed by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company’s technology and product pipeline development. G&A expenses include salaries and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company’s scientific staff operated, the allocation was based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company’s R&D expenses. Management believes that the assumptions underlying allocating the expenses included in the consolidated financial statements are reasonable.

Since October 12, 2005, the Company accounts for the consolidated financial statements included herein as a stand-alone development stage company. The Company has incurred annual operating losses since inception and, as a result, has an accumulated deficit of $73,649 at December 31, 2007.

On October 22, 2007, Celldex and AVANT Immunotherapeutics, Inc. (“AVANT”), a NASDAQ listed company, announced the signing of a definitive merger agreement.  The merger creates a publicly traded fully integrated and diversified biopharmaceutical company with a deep pipeline of product candidates in oncology, infectious and inflammatory diseases.  The all stock transaction, approved by both companies’ Board of Directors, will combine the two companies under the name AVANT.  Celldex and AVANT shareholders will own 58% and 42% of the combined company on a fully diluted basis, respectively. The merger was approved by AVANT shareholders in the first quarter of 2008 (see Note 14).

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

1. Organization and Basis of Presentation (continued)

Management believes, based on the Company’s current plans and activities and considering the AVANT merger, that the Company’s working capital resources at December 31, 2007 along with proceeds from the Company’s collaborative arrangements, will be sufficient to satisfy the Company’s liquidity requirements into 2009. In addition, the Company expects to attempt to raise additional funds in advance of depleting the Company’s current funds.

During 2008, Celldex may take steps to raise additional capital including, but not limited to, the licensing of technology programs with existing or new collaborative partners, possible business combinations, or the issuance of common stock via private placement and public offering.  If Celldex does not raise additional funds in 2008, it may take one or more cost reducing measures, including further delays in some of the preclinical and clinical research and development programs and reduced investment in property and equipment. While Celldex will continue to seek capital through a number of means, there can be no assurance that additional financing will be available on acceptable terms, if at all, and Celldex’s negotiating position in capital-raising efforts may worsen as existing resources are used. There is also no assurance that Celldex will be able to enter into further collaborative relationships. Additional equity financing may be dilutive to Celldex’s stockholders; debt financing, if available, may involve significant cash payment obligations and covenants that restrict Celldex’s ability to operate as a business; and licensing or strategic collaborations may result in royalties or other terms which reduce Celldex’s economic potential from products under development.

As part of an effort to conserve funds, on December 14, 2006, the Company entered into an agreement for the sale and purchase of its lease at 410 Cambridge Science Park in Cambridge, United Kingdom, with a third party. With the exit of this lease, the Company also reduced its workforce by approximately 39% in Cambridge, United Kingdom at that time (see Note 5).

Recapitalization and Stock Split

In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc. The Company had 100 shares authorized and 18 shares issued and outstanding to its only shareholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company’s reincorporation in Delaware, the Company’s Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

1. Organization and Basis of Presentation (continued)

Company’s outstanding shares of common stock. The accompanying consolidated financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid-in capital.

In April 2004, along with the Company’s reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of December 31, 2007 and 2006, the Company had no shares of its preferred stock issued and outstanding.

In January 2005, the Company’s Board of Directors approved a one and a third-for-one stock split (1.333333-for-1) which was affected as a 33.33% common stock dividend for the stockholders of record as of November 15, 2004. The Company’s consolidated financial statements have been adjusted to give retroactive recognition of the common stock split, effective January 5, 2005, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to number of shares and per share amounts have been adjusted.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company invests its cash with major financial institutions; however, amounts held at financial institutions in excess of federally insured limits potentially subjects the Company to concentration of credit risk.

Restricted Cash

Restricted cash at December 31, 2007 and 2006 represents security deposits for the Company’s facilities in Phillipsburg, New Jersey, to which the Company took occupancy in 2006.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, trade accounts payable and accrued liabilities, approximate their fair values as of December 31, 2006 and 2007. Receivables are concentrated in the pharmaceutical industry and from United Kingdom Inland Revenue. Management considers the likelihood of market credit risk as remote.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of the various asset classes. Useful lives for building improvements, furniture and fixtures and machinery and equipment principally range from three to twenty years. Leasehold improvements are amortized over the estimated useful lives of the assets or the lease term, whichever is shorter. Repair and maintenance costs are charged to expenses as incurred.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

Management reviews the recoverability of the carrying value of the Company’s long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying asset. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flows are less than its book value. Management has identified no indicators of impairment.

Deferred Rent

Rent expense is recorded on a straight-line basis over the terms of the leases. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent in the accompanying consolidated balance sheets. Tenant improvements paid by the landlord are capitalized as leasehold improvements and amortized over the shorter of their estimated useful lives or the remaining lease term.

Foreign Currency Translation

The financial statements of the Company’s wholly owned subsidiary have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the period. The gains and losses resulting from the changes in exchange rate from this period have been reported in other comprehensive (loss) income. As of December 31, 2006 and 2007, the accumulated unrealized foreign exchange translation gains included in accumulated other comprehensive income was approximately $2,882 and $232, respectively.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) consists of foreign currency exchange translation gains and losses and net losses for the period.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

Revenue Recognition

The Company accounts for revenue arrangements that include multiple deliverables in accordance with Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Arrangements (EITF 00-21). EITF 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying the guidance, revenue arrangements with multiple deliverables can only be considered as separate units of accounting if a) the delivered item has value to the customer on a standalone basis, b) there is objective and reliable evidence of the fair value of the undelivered items and c) if the right of return exists, delivery of the undelivered items is considered probable and substantially in the control of the vendor. If these criteria are not met, the revenue elements must be considered a single unit of accounting for purposes of revenue recognition.

Payments received to fund certain research activities are recognized as revenue in the period in which the research activities are performed. Payments received in advance that are related to future performance are deferred and recognized as revenue when the research projects are performed. Upfront nonrefundable fees associated with license and development agreements where the Company has continuing involvement in the agreement are recorded as deferred revenue and recognized over the estimated service period. If the estimated service period is subsequently modified, the period over which the upfront fee is recognized is modified accordingly on a prospective basis.

Milestone payments are recognized as revenue upon the achievement of mutually agreed milestones, provided that (i) the milestone event is substantive and its achievement is not reasonably assured at the inception of the agreement, and (ii) there are no continuing performance obligations associated with the milestone payment. To date, the Company has not recorded any revenue for milestone payments.

Revenue from U.S. government grants under Small Business Innovation Research (“SBIR”) is recognized as the services are performed.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

Research and Development Costs

Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation, technology access fees and funding of outside research. Costs to acquire technologies that are utilized in research and development that have no alternative future use are expensed as incurred.

Clinical Trial Accruals

Most of the Company’s clinical trials are performed by third-party contract research organizations, or CROs, and clinical supplies are manufactured by contract manufacturing organizations, or CMOs. Invoicing from these third parties may be monthly based upon services performed or based upon milestones achieved. The Company accrues these expenses based upon its assessment of the status of each study and the work completed, and upon information obtained from the CROs and CMOs. The Company’s estimates are dependent upon the timeliness and accuracy of data provided by the CROs and CMOs regarding the status and cost of the studies, and may not match the actual services performed by the organizations. This could result in adjustments to the Company’s clinical trial and manufacturing expenses in future periods. To date the Company has had no significant adjustments.

Net Loss Per Share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

exercise of stock options. Diluted EPS is identical to Basic EPS since dilutive common share equivalents would be excluded from the calculation, as their effect is anti-dilutive. A summary of such potentially dilutive securities is as follows:

	Year Ended December 31
	2005	2006	2007

Stock options outstanding	840,000	2,560,833	1,904,771

Income Taxes

The Company uses the asset and liability method to account for income taxes, including the recognition of deferred tax assets and deferred tax liabilities for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. The Company reviews its deferred tax assets for recovery. A valuation allowance is established when the Company believes that it is more likely than not that its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. For all periods prior to October 2005, the Company has been included in the tax returns of Medarex.

Stock-Based Compensation

The Company’s stock awards are governed by the 2005 Equity Incentive Plan, as amended (the “Plan”), which is described more fully in Note 8. Prior to January 1, 2006, the Company accounted for the Plan under the recognition and measurement provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related Interpretations, as permitted by FASB SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB No. 25, compensation expense was recognized in the consolidated statements of operations for all stock option grants under the Plan that had an exercise price which was less than the fair market value of the underlying common stock on the grant date. However, no compensation expense was recorded in the consolidated financial statements for all stock option grants with an exercise price equal to the fair value of the underlying common stock on the date of grant.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Using the modified prospective transition method, compensation is recognized in the financial statements on a prospective basis for (i) all share-based payments granted prior to, but not vested as of January 1, 2006, based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) share-based payments granted on or subsequent to January 1, 2006, based upon the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The grant date fair value of awards expected to vest is expensed on a straight-line basis over the vesting periods of the related awards. Under the modified prospective transition method, results for prior periods are not restated.

SFAS No. 123(R) does not change the accounting guidance for how the Company accounts for options issued to nonemployees. The Company accounts for options issued to nonemployees in accordance with SFAS No. 123(R) and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. As such, the value of such options is periodically re-measured and income or expense is recognized during the vesting terms.

Recent Accounting Pronouncements

In December 2007, the EITF reached a consensus on Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”).  The EITF concluded on the definition of a collaborative arrangement and that revenues and costs incurred with third parties in connection with collaborative arrangements would be presented gross or net based on the criteria in EITF 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and other accounting literature.  Based on the nature of the arrangement, payments to or from collaborators would be evaluated and its terms, the nature of the entity’s business, and whether those payments are within the scope of other accounting literature would be presented.  Companies are also required to disclose the nature and purpose of collaborative arrangements along with the accounting policies and the classification and amounts of significant financial statement amounts related to the arrangements.  Activities in the arrangement conducted in a separate legal entity should be accounted for under other accounting literature; however, required disclosure under EITF 07-1 applies to the entire collaborative agreement.  EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

within those fiscal years, and is to be applied retrospectively to all periods presented for all collaborative arrangements existing as of the effective date.  The Company is currently evaluating the requirements of EITF 07-1; however, it does not believe that its adoption will have a significant impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”), which replaces SFAS No. 141, Business Combinations, and requires an acquirer to recognize the assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions.  SFAS No. 141(R) also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values.  SFAS No. 141(R) makes various other amendments to authoritative literature intended to provide additional guidance or confirm the guidance in that literature to that provided in SFAS No. 141(R).  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company does not expect that the adoption of SFAS No. 141(R) will have a significant impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), which amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements.  SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries not held by the parent to be clearly identified, labeled and presented in the consolidated balance sheet within equity, but separate from the parent’s equity.  SFAS No. 160 also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statement of operations. Changes in a parent’s ownership interest while the parent retains its controlling financial interest must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of any noncontrolling equity investment. SFAS No. 160 also requires entities to provide sufficient disclosures that clearly identify and distinguish

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

2. Significant Accounting Policies (continued)

between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 applies prospectively to all entities that prepare consolidated financial statements and applies prospectively for all fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The Company does not believe that the adoption of SFAS No. 160 will have a significant impact on its consolidated financial statements.

In June 2007, the FASB issued EITF Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities, (“EITF 07-3”). EITF 07-3 requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities be deferred and capitalized. The capitalized amounts should be expensed as the related goods are delivered or the services are performed. EITF 07-3 is effective for new contracts entered into during fiscal years beginning after December 15, 2007. The Company is currently evaluating the requirements of EITF 07-3; however, it does not believe that its adoption will have a significant impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. An entity must report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). Management is currently evaluating the impact, if any, the adoption of SFAS No. 159 may have on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosures about fair value measurements. Accordingly, this pronouncement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the requirements of SFAS No. 157; however, it does not believe that its adoption will have a material effect on its consolidated financial statements.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

3. Capital Stock

The total number of shares of capital stock that Celldex shall have authority to issue is 56,800,000 shares, consisting of (i) 50,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and (ii) 6,800,000 shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”).

The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock and Class A Common Stock.

Voluntary Conversion

On or after the later of April 11, 2007 or the final adjudication or settlement of certain specified claims outstanding on such date (the “Voluntary Conversion Date”), the holders of shares of Class A Common Stock may convert such shares into shares of Common Stock as is determined by dividing (A) $5.00 by (B) the Conversion Price at the time in effect for such Class A Common Stock (such quotient, the “Conversion Rate”). The initial “Conversion Price” shall be $5.00, subject to adjustment as set forth below.

Upon the written election of the holders of at least 75% of the outstanding shares of Class A Common Stock (a “Three Quarters Interest”), all (but not less than all) of the outstanding shares of Class A Common Stock shall be converted into shares of Common Stock at the Conversion Rate.

Automatic Conversion

Each share of Class A Common Stock shall automatically be converted into shares of Common Stock at the Conversion Rate upon the earliest to occur of (a) a Liquidation Event, (b) a Liquidity Transaction or (c) the closing of the Corporation’s initial public offering (an “IPO”; a Liquidation Event, Liquidity Transaction and an IPO sometimes hereinafter collectively referred to as a “Strategic Event”). In the case of a Strategic Event, all outstanding shares of Class A Common Stock shall be deemed to have been converted into shares of Common Stock immediately prior to the completion of such transaction.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

3. Capital Stock (continued)

Adjustments to the Conversion Price

Subject to certain exceptions, if the Corporation shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale, the Conversion Price shall be reduced to the price determined by dividing (i) the sum of (A) the number of shares of Common Stock then outstanding multiplied by the then current Conversion Price and (B) the consideration received by the Corporation upon such issuance or sale by (ii) the Common Stock outstanding immediately after such issuance or sale.

The Conversion Price shall also be adjusted upon the issuance of options or other rights to acquire shares of the Corporation’s Common Stock or the issuance of any securities convertible into shares of the Corporation’s Common Stock, in each case at a price less than the then current Conversion Price, or if there shall be a change in the option exercise price of any options or a change in the conversion rate of any such convertible securities, or if the Corporation shall declare, make or fix a record date for the payment of a dividend or any other distribution payable in shares of Common Stock, property, options or convertible securities of the Corporation.

4. Acquisitions of Lorantis Limited and Alteris Therapeutics, Inc.

In complement to the Company’s APC Targeting Technology and internal clinical pipeline, in October 2005, the Company completed the acquisition of all of the issued and outstanding shares of capital stock of Lorantis, a privately held biotechnology company based in Cambridge, United Kingdom and substantially all of the assets of Alteris, a privately held biotechnology company based in Philadelphia, Pennsylvania.

Lorantis Limited

The Company acquired 100% of Lorantis for 6.8 million shares of Celldex Class A Common Stock. Approximately $34,000 of net assets were acquired, including approximately $31,136 in cash, $2,717 in fixed assets which included leasehold improvements, machinery and equipment, furniture and fixtures as well as a $723 deficit in working capital and $870 of in-process research and development that was expensed in the Company’s consolidated statement of operations for the year ended December 31, 2005. In addition, the Company incurred $671 of costs related to the acquisition, which were expensed to in-process research and development in 2005.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

4. Acquisitions of Lorantis Limited and Alteris Therapeutics, Inc. (continued)

The Company also acquired an IND ready program for the treatment of Hepatitis B called CDX-2101, which is a viral-like particle (“VLP”); and a technology platform covering Notch-ligands, which has produced two preclinical programs: CDX-C03, which triggers antigen specific suppression of the immune system resulting in inhibition of the immune response, and CDX-A04, which has been designed to block Notch activation and thus enhance immune response to antigen. This technology was expensed to in-process research and development.

Alteris Therapeutics, Inc.

The Company acquired the following assets from Alteris:

Approximately $7,500 of net assets, including approximately $6 in fixed assets, $1,296 in Core/Developed Technology, and $6,198 of in-process research and development that was expensed in the Company’s consolidated statement of operations as of December 31, 2005. In addition, the Company incurred $708 of costs related to the acquisition which were expensed to in-process research and development in 2005.

A description of the technologies acquired is as follows:

An exclusive worldwide nonroyalty-bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen, EGFRvIII, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression; the exclusive rights to commercialize CDX-110™, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas; and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and,

An exclusive worldwide fee and royalty-bearing license to the patent applications covering the Rapid Identification of Alternative Splicing™ system, or RIAS™, a target discovery platform technology that the Company believes will enable it to discover additional disease-related antigens to be used as targets for its APC Targeting Technology and for its out-licensing and collaboration efforts. These technologies were expensed to in-process research and development.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

4. Acquisitions of Lorantis Limited and Alteris Therapeutics, Inc. (continued)

In exchange, the Company issued to Alteris for the purchase of its assets 1,200,000 fully registered shares of its Common Stock valued at $5.00 and $1,500 in cash. In addition, the Company will pay up to $5.0 million upon obtaining the first approval for commercial sale of an EGFRvIII-derived product, including CDX-110; and an amount equal to 20% of any upfront fees or milestone payments that it may receive from a certain unrelated third-party licensee, in the event that, within 12 months of the closing, the Company enters into a license agreement with such third party for any EGFRvIII-derived product developed using the technology that it acquires from Alteris.

Allocation of Purchase Prices

The purchase prices were allocated as follows:

	Lorantis	Alteris	Total
Net current assets (primarily cash and cash equivalents)	$31,136	$—	$31,136
Fixed assets – fair value	2,717	6	2,723
Developed technology	—	1,296	1,296
Working capital deficiency	(723)	—	(723)
In-process research and development, including acquisition costs	1,541	6,906	8,447
Total acquisition cost	$34,671	$8,208	$42,879

The acquired in-process research and development (“IPR&D”) was determined not to be technologically feasible and had no alternative future uses. Therefore, IPR&D was expensed in the consolidated statement of operations upon acquisition. The developed technology acquired is recorded in intangible assets in the consolidated balance sheets and is being amortized over its estimated useful life of 11 years. The developed technology carrying value is $1,267 ,$1,150 and $1,033 and the accumulated amortization is $29, $146 and $263 at December 31, 2005, 2006 and 2007, respectively. The estimated aggregate amortization expense for each of the next five years is $117 per year.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

4. Acquisitions of Lorantis Limited and Alteris Therapeutics, Inc. (continued)

The value of the acquired IPR&D was determined by estimating the related probability-adjusted net cash flows, which were then discounted to a present value using a rate of 27.5%. The discount rate was based upon the Company’s weighted-average cost of capital taking into account the risk associated with the technologies acquired and their respective stages of development. The projected cash flows for such projects were based on estimated revenues and operating profit related to such projects considering the development of each of the technologies acquired, the time and resources needed to develop the technologies, the estimated life of each potential commercialized product and associated risks, including the inherent difficulties and uncertainties in developing a drug compound including obtaining FDA and other regulatory approvals.

The results from operations for the Lorantis acquisition and the Alteris asset purchase are included in the consolidated statement of operations from October 12, 2005.

With the completion of the acquisitions of Lorantis and Alteris, the shareholders of Celldex include Medarex which owns approximately 60%, the shareholders of Lorantis who own approximately 34%, and the shareholders of Alteris who own approximately 6%.

5. Balance Sheet Details

Prepaid expenses consist of the following as of December 31:

	2006	2007

Prepaid clinical expense	$—	$566
Prepaid rent	10	29
Prepaid service contracts	6	17
Prepaid insurance	34	43
Other	19	2
	$69	$657

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

5. Balance Sheet Details (continued)

Accrued liabilities consist of the following as of December 31:

	2006	2007

Accrued compensation	$429	$1,500
Accrued United Kingdom facility exit costs	1,169	—
Accrued professional fees and clinical expenses	914	975
Accrued sponsored research	89	4
Accrued facilities costs	47	20
Other	156	20
	$2,804	$2,519

Exit Activities

In December 2006, the Company adopted a plan to reduce operating expenses, following its decision to assign its leased facility in Cambridge, United Kingdom, to a third party. The plan included a reduction of 18 full-time employees in both research and development and general and administrative areas of the Company. As a result of staffing reduction, the Company has recorded severance benefits of $478 as of December 31, 2006.

In December 2006, the Company entered into an agreement with a third party to assign the lease entered into by Lorantis (Celldex Therapeutics, Ltd.) in June 2003. Under the assignment, the assignee will assume all costs and expenses associated with the leased facilities in Cambridge, United Kingdom. As part of the agreement of assignment, the Company agreed to a six-month free rent period to the assignee as incentive to enter into the lease assignment, whereby the Company will pay the rent for this period that amounts to $691. This amount is reflected in the 2006 consolidated statement of operations (see Note 6 for additional information).

Celldex and Dr. Robert F. Burns, President and Chief Executive Officer, entered into a separation and mutual release agreement dated as of October 19, 2007, under which Dr. Burns’ employment was terminated, effective as of February 15, 2008. Until such date, Dr. Burns has no obligation to render services to Celldex, although he is to hold himself available to consult with Celldex by telephone at reasonable times. As severance, Celldex is obligated to pay to Dr. Burns

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

5. Balance Sheet Details (continued)

the sum of GBP 33 for nine consecutive months, commencing with the first payment on March 15, 2008, and a payment of GBP 100 on December 15, 2008, in each case less applicable withholdings and other customary payroll deductions. Dr. Burns is also entitled to the continuation of benefits until February 15, 2010. A portion of Dr. Burns’ stock options became fully vested and exercisable on February 15, 2008, and he may exercise them for up to three years following that date. Dr. Burns and Celldex provided one another with mutual releases under the separation and mutual release agreement.

As Dr. Burns has not provided substantive service to the Company since October 19, 2007, these severance benefits, that aggregate $1,014, have been accrued in the consolidated financial statements as of December 31, 2007 in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. In addition, stock-based compensation has been adjusted for the modification of Dr. Burns’ stock option awards in accordance with SFAS No. 123(R).

The following table sets forth an analysis of the exit costs, which are included in accrued liabilities in the consolidated balance sheet as of December 31, 2006 and 2007:

	Balance at January 1, 2006	Charges	Paid Cash	Balance at December 31, 2006	Charges	Paid Cash	Balance at December 31, 2007

Severance and benefits	$—	$478	$—	$478	$1,014	$(478)	$1,014
Rent	—	691	—	691	—	(691)	—
	$—	$1,169	$—	$1,169	$1,014	$(1,169)	$1,014

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

6. Property and Equipment

Property and equipment consist of the following as of December 31:

	2006	2007

Leasehold improvements	$2,046	$2,046
Furniture and office equipment	384	406
Machinery and equipment	2,108	1,552
	4,538	4,004

Less accumulated depreciation	(1,985)	(2,086)
	$2,553	$1,918

Depreciation expense for the years ended December 31, 2005, 2006 and 2007 was $288, $770 and $710, respectively. Depreciation expense was $2,220 for the period from January 1, 1999 (inception) to December 31, 2007.

In December 2006, in connection with the assignment of the Company’s U.K. lease (see Note 5), the Company sold certain leasehold improvements, laboratory equipment, and furniture and fixtures for $2,208, which is recorded as a receivable at December 31, 2006 that is included in other income.  As a result, the Company has recorded a gain on sale of fixed assets in its consolidated statement of operations of $137 for the year ended December 31, 2006. At the time of sale, the leasehold improvements, equipment, and furniture and fixtures had original cost of $2,202, $1,413, and $103, respectively. The accumulated depreciation of leasehold improvements, equipment, and furniture and fixtures at the time of sale was $356, $1,231, and $60, respectively.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

7. Income Taxes

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions.  FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  FIN 48 also provides guidance on derecognition, measurement and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods, disclosures and transition relating to the adoption of the new accounting standard.  The Company adopted FIN 48 as of January 1, 2007.  The adoption of FIN 48 had no impact on the Company’s financial position and results of operations.  The Company did not recognize interest or penalties related to income tax during the year ended December 31, 2007 and did not accrue for interest or penalties as of December 31, 2006 or 2007.  The Company does not have an accrual for uncertain tax positions as of December 31, 2006 or 2007.  Tax returns for years 2002 and thereafter are subject to future examination by tax authorities.

There is no tax provision (benefit) for federal or state income taxes, as the Company incurred operating losses since its inception. Since its inception, the Company has generated net operating loss carryforwards for federal and state income tax purposes of approximately $44.4 million and research tax credit carryforwards for federal tax reporting purposes of approximately $1.3 million. All net operating loss carryforwards for federal and state income tax reporting purposes prior to the Company’s incorporation will belong to Medarex.

Since its incorporation in May 2003, the Company has available for federal and state income tax purposes net operating loss carryforwards, subject to review by the Internal Revenue Service, of approximately $30.4 million, which expire through 2027, and has research tax credit carryforwards at December 31, 2007 of approximately $1.0 million which expire through 2027. The valuation allowance increased $5.7 million and $5.8 million for the years ended December 31, 2006 and 2007. The Company’s ability to use the net operating loss carryforwards

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

7. Income Taxes (continued)

may be limited under Section 382 of the Internal Revenue Code. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2006	2007
Deferred tax assets (liabilities):

Net operating loss carryforwards	$16,213	$20,960
Research tax credits	1,012	1,347
Stock-based compensation	704	1,148
In-process research and development	2,580	2,267
Accrued other	45	45
Acquired other	109	109
Deferred revenue	461	477
Depreciation	287	571
Total deferred tax assets	21,411	27,094

Less valuation allowance	(21,411)	(27,094)
Net deferred tax assets	$—	$—

The deferred tax assets above include $5.5 million of net operating losses and $.3 million of research tax credit that were generated prior to incorporation and will remain with Medarex.

8. Celldex Stock Compensation Plans

2005 Equity Incentive Plan

Celldex has one Stock Option Plan (the “Plan”) which permits the grant of share options of up to 3.5 million shares of common stock. The purchase price of stock options under the Plan is determined by the Compensation and Organization Committee of the Board of Directors of Celldex (the “Committee”). The term is fixed by the Committee, but no incentive stock option is exercisable after ten years from the date of grant. Stock options generally vest over a four-year period. At December 31, 2007, a total of 1,595,229 shares were available for future grants to Celldex employees under the Plan.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

8. Celldex Stock Compensation Plans (continued)

The following table illustrates the impact of the adoption of SFAS No. 123(R) on reported amounts:

	Year Ended December 31, 2006
	As Reported	Impact of Adoption of SFAS No. 123(R)

Net loss	$(17,836)	$(1,761)
Basic and diluted net loss per share	(0.89)	(0.09)

The Company has recorded total stock-based compensation expense of approximately $1.6 million for the year ended December 31, 2007, of which $0.4 million has been included in research and development expenses and $1.2 million has been included in general and administrative expenses in the consolidated statement of operations.

The Company has recorded total stock-based compensation expense of approximately $1.8 million for the year ended December 31, 2006, of which $0.7 million has been included in research and development expenses and $1.1 million has been included in general and administrative expenses in the consolidated statement of operations.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

8. Celldex Stock Compensation Plans (continued)

A summary of the stock option activity of the Company’s employees under the Plan and related information for the years ended December 31, 2005, 2006 and 2007 are as follows:

	Common Stock Options	Weighted- Average Exercise Price		Weighted- Average Remaining Contractual Life

Options Outstanding, January 1, 2005	840,000		$6.77
Granted	—		$—
Exercised	—		$—
Cancelled/Forfeited	—		$—
Options Outstanding, December 31, 2005	840,000		$6.77
Granted	1,720,833		$5.00
Exercised	—		$—
Cancelled/Forfeited	—		$—
Options Outstanding, December 31, 2006	2,560,833		$5.58
Granted	61,000		$5.00
Exercised	—	$
Cancelled/Forfeited	(447,062)		$5.79
Expired	(270,000)		$7.80
Options Outstanding, December 31, 2007	1,904,771		$5.25	5.81 years

Exercise Price	Outstanding Options at December 31, 2007	Weighted-Average Remaining Contractual Life	Exercisable Options at December 31, 2007

$5.00	1,424,771	5.81 years	1,023,208
$6.00	480,000	6.03 years	475,000
	1,904,771		1,498,208

The weighted–average fair value at the date of grant for options granted during the years ended December 31, 2007 and 2006 were $1.55 and $2.72, respectively. The fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally four years. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. In order to estimate the grant date fair value, option pricing models

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

8. Celldex Stock Compensation Plans (continued)

require the use of estimates and assumptions as to (i) the expected term of the option, (ii) the expected volatility of the price of the underlying stock, (iii) the risk-free interest rate for the expected term of the option, and (iv) pre-vesting forfeiture rates. The expected term of the option is based upon the contractual term, taking into account expected employee exercise and expected post-vesting termination behavior. The expected volatility of the price of the underlying stock is based on the average volatility of a group of companies that the Company believes would be considered a peer group had it been a publicly held company.

The average expected life was determined using the same peer group average expected life, which ranged from 4 years – 6.25 years. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. Forfeitures are estimated based on voluntary termination behavior, as well as a historical analysis of actual option forfeitures. The Company is currently using an estimated forfeiture rate of approximately 17%. The following table sets forth the weighted-average assumptions used to calculate fair value of options granted for the years ended December 31, 2005, 2006 and 2007:

	2005	2006	2007

Expected dividend yield	0%	0%	0%
Expected stock price volatility	99.1%	67.1%	79.5%
Risk-free interest rate	4.29%	4.52%	3.85%
Expected life of options (years)	6.25	5.18	5.00

The Company had 406,563 nonvested stock options outstanding as of December 31, 2007. The total unrecognized compensation cost related to nonvested stock options was approximately $0.9 million. This cost is expected to be recognized over a weighted-average period of 1.5 years.

The aggregate intrinsic value of the outstanding and exercisable options as of December 31, 2007 and 2006 was not material.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

8. Celldex Stock Compensation Plans (continued)

Fair Value Disclosures – Prior to Adopting SFAS No. 123(R)

Prior to January 1, 2006, the Company followed the disclosure-only provisions of SFAS No. 123 and, accordingly, accounted for equity awards pursuant to the recognition and measurement principles of APB No. 25 and related Interpretations, as permitted by SFAS No. 123.

Under APB No. 25, compensation expense was recognized in the consolidated statement of operations for certain stock option grants under the Plan that had an exercise price which was less than the deemed fair market value of the underlying common stock on the grant date for accounting purposes. The following table illustrates the effect on the net loss and net loss per share for the year ended December 31, 2005 had the Company applied the fair value recognition provisions of SFAS No. 123:

Net loss attributable to common stockholders, as reported	$(17,079)
Add stock-based employee compensation expense included in net loss attributable to common stockholders	288
Deduct total stock-based employee compensation expense determined under fair value based method for all awards	(591)
SFAS No. 123 pro forma net loss	$(17,382)
Basic and diluted loss attributable to common stockholders per share, as reported	$(1.24)
Basic and diluted loss attributable to common stockholders per share, SFAS No. 123 pro forma	$(1.26)

For the period covered by these consolidated financial statements, the Company participated in Medarex’s Employee Savings and Retirement Plan (the “401(k) Plan”).

9. Retirement Savings Plan

The 401(k) Plan is intended to be a tax-qualified plan covering substantially all employees. Under the terms of the 401(k) Plan, employees may elect to contribute up to 15% of their compensation, or the statutory prescribed limits. The Company may make matching contributions of up to 4% of a participant’s annual salary. Benefit expense for the 401(k) Plan was approximately $7.9, $21.1, $39.9 and $107.2 for the years ended December 31, 2005, 2006 and 2007, and the period from January 1, 1999 (inception) to December 31, 2007, respectively.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

10. Related Party Transactions

The Company and Medarex have entered into the following agreements, each of which was approved by a majority of the Company’s independent directors who did not have an interest in the transaction. The Company believes that each of its agreements with Medarex is on terms as favorable to the Company as it could have obtained on an arm’s-length basis from unaffiliated third parties. These agreements include:

•      An Assignment and License Agreement that provides for the assignment of certain patent and other intellectual property rights and a license to certain Medarex technology;

•      A Research and Commercialization Agreement that provides the Company with certain rights to obtain exclusive commercial licenses to proprietary monoclonal antibodies raised against certain antigens;

•      An Affiliation Agreement, which, among other things, details Medarex’s obligation to elect independent directors to the Company’s board and contains certain restrictions, effective for a period of 36 months from April 6, 2004, on Medarex’s ability to acquire additional shares of the Company’s common stock and to sell shares of the Company’s common stock;

•      A Master Services Agreement that sets forth Medarex’s agreement to provide the Company with certain services to be mutually agreed upon, which may include, among others, clinical and regulatory assistance.

Celldex and Medarex have entered into a settlement and mutual release agreement on October 19, 2007, whereby the parties have agreed to a settlement with respect to a disputed return of capital related to certain unsuccessful IPO costs that were funded by Medarex on behalf of Celldex in prior years. Celldex has agreed to issue to Medarex an amount of AVANT shares equal in value to $3,039, based on the per share closing price of the AVANT shares on the second trading day prior to the closing date of the Celldex and AVANT merger. Medarex has agreed to amend certain terms of the existing Research and Commercialization Agreement and Assignment and License Agreement.  Both parties have agreed to mutual releases under the agreement. This return of capital of $3,039 has been recorded in the December 31, 2007 consolidated balance sheet as an increase to the payable due Medarex and a decrease to additional paid-in capital. Upon closing the merger, the issuance of AVANT shares will be accounted for as a decrease to payable due Medarex and an increase to common stock and additional paid-in capital.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

10. Related Party Transactions (continued)

Fees, Milestones and Royalties

The Company may be required to pay license fees and milestone payments to Medarex with respect to any antibodies developed using its HuMab-Mouse technology. These fees and milestones may total up to $7 million to $10 million per antibody that receives approval from the FDA and equivalent foreign agencies.

The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

11. Commitments and Contingencies

Operating Leases

The Company is obligated under a noncancelable operating lease for laboratory and office space of the Company’s headquarters in Phillipsburg, New Jersey. This lease expires in August 2011. A summary of the Company’s commitment of the lease as of December 31, 2007 is as follows:

Years ending December 31:
2008	$348
2009	348
2010	348
2011	231
Subsequent total minimum future rentals	$1,275

In April 2006, the Company took occupancy of its leased facilities in Phillipsburg, New Jersey of 19,872 square feet of office and laboratory space. Under the Lease Agreement, monthly base rent for the facility is approximately $29 and the terms of the rental lease is for five years with an option for an additional five years at a cost of $348 per annum. In connection with this lease, the Company entered into a Letter of Credit facility with a national U.S. financial institution, which is collateralized by a security deposit. The total amount of the security deposit is recorded as restricted cash on the Company’s consolidated balance sheets.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

11. Commitments and Contingencies (continued)

As an incentive to enter into the Lease Agreement with the landlord, the Company received four months of rent-free occupancy of the facilities, and the Company is amortizing this over the original five-year term of the lease. In addition, the landlord provided the Company an allowance on future rent payments towards tenant improvements that the Company made to the facilities and that credit is also included in deferred rent and is being amortized over the lease term. Construction of the tenant improvements began in March 2006 and was completed in August 2006.

12. Collaboration Agreements

GlaxoSmithKline, plc

On December 21, 2005, Corixa Corporation (“Corixa”), a wholly owned subsidiary of GlaxoSmithKline (“GSK”), and Lorantis, a wholly owned subsidiary of Celldex, entered into a termination agreement of their collaboration of CDX-2101 or HepVax for the development of a therapeutic vaccine for Hepatitis B.

Under the terms of the Termination Agreement between the Parties and in consideration for GSK terminating the agreement, GSK paid the Company the sum of $1,632. In addition, and subject to the terms and conditions of the Termination Agreement, GSK granted to Celldex a worldwide, fully paid up, royalty-free, perpetual, nonexclusive license under the Corixa Patent Rights, Corixa Know-How Rights and Corixa Licensed Technology: (a) to use RC-529SE in products being developed and/or commercialized by Lorantis or its Permitted Sublicensees in the Lorantis Field; and (b) to make or have made RC-529SE using RC-529 adjuvant for the limited use permitted by the license granted to reformulate Corixa’s proprietary adjuvant.

The Company has concluded that the GSK Agreement should be accounted for as a single unit of accounting and is amortizing the $1.6 million payment received over the expected obligation period, which is estimated to end in December 2009. For the years ended December 31, 2005, 2006 and 2007 the Company recognized $14, $466 and $466 of revenue under the Termination Agreement, respectively.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

12. Collaboration Agreements (continued)

Rockefeller University

On November 1, 2005, the Company and Rockefeller University (“Rockefeller”) entered into a license agreement for the exclusive worldwide rights to human DEC-205 receptor, with the right to sublicense the technology. The license grant is exclusive except that Rockefeller may use and permit other nonprofit organizations to use the human DEC-205 receptor patent rights for educational and research purposes. In addition, the Company acknowledges that Rockefeller has granted Howard Hughes Medical Institute (“HHMI”) a paid-up, nonexclusive, irrevocable license to use the patent rights, biological materials, and technical information for HHMI’s research purposes, but with no right to sublicense. The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) ten years following the first commercial sale of a licensed product in such country.

BIOSYN Corporation

On August 18, 2006, the Company entered into a nonexclusive supply agreement with BIOSYN Corporation (“BIOSYN”) for the supply of Good Manufacturing Grade (“GMP”) proprietary formulation of BIOSYN’s hemocyanin products, including keyhole limpet hemocyanin (“KLH”), to be used in combination with the Company’s lead product CDX-110. The Company, as part of this agreement, will gain access to BIOSYN’s Drug Master File (“DMF”), which will be maintained with the U.S. and Canadian regulatory authorities. BIOSYN will support all regulatory filings of the Company and allow cross-referencing letters by company for U.S. and foreign equivalent agencies.

The term of the agreement is for ten years, and the Company agrees to source all of its KLH requirements through BIOSYN, unless BIOSYN cannot meet the Company’s demand. The Company will pay a total fee of $750 payable over ten years in equal annual installments for the license and will pay a per gram cost for product for clinical and commercial use.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

12. Collaboration Agreements (continued)

Duke University Brain Tumor Cancer Center

On September 1, 2006, the Company and Duke University Brain Tumor Cancer Center of Duke University (“Duke”) entered into a license agreement that gave the Company access and reference to the clinical data generated by Duke and its collaborators in order for the Company to generate its own filing with the FDA relating to its product CDX-110.

In exchange for referencing all the Duke data, the Company paid Duke a one-time upfront payment of $175 and issued to Duke 100,000 shares of the Company’s common stock, which the Company recorded in the consolidated statement of operations for the year ended December 31, 2006 as a licensing expense in research and development. The estimated aggregate fair value of the common shares issued was $330.

Ludwig Institute for Cancer Research

On October 20, 2006, the Company and Ludwig Institute for Cancer Research (“Ludwig”) entered into an agreement for the nonexclusive rights to six cancer tumor targets for use in combination with the Company’s APC Targeting Technology. The term of the agreement is for ten years.  As consideration for the nonexclusive license, the Company agreed to pay an annual license fee of $8 and $3 for each full-length antigen and partial-length antigen, respectively, until such antigens enter a randomized Phase I clinical trial.

Fees, Milestones and Royalties

The Company may be required to pay license fees and milestone payments to Rockefeller with respect to development of the human DEC-205 receptor. These fees and milestones may total up to $2 million to $4 million per product candidate that receives approval from the FDA and equivalent foreign agencies.

The Company may be required to pay license fees and milestone payments to Duke with respect to development of the CDX-110. These fees and milestones may total up to $1.2 million if CDX-110 receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of CDX-110. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

12. Collaboration Agreements (continued)

In consideration for the nonexclusive license, the Company may be required to pay license fees and milestone payments to Ludwig for the use of the cancer targets in combination with the Company’s technology. The fees and milestones may total up to $1.5 million to $2.5 million on a product candidate that receives approval from the FDA and equivalent foreign agencies. The Company may also be required to pay royalties upon approval of any product candidate. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date of the expiration of the last to expire of the patents covering the licensed product in such country.

13. Selected Quarterly Financial Data (Unaudited)

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006

Total revenues	$128	$317	$199	$255
Net loss	(3,854)	(3,908)	(4,340)	(5,734)
Basic and diluted net loss per common share	(0.19)	(0.19)	(0.22)	(0.29)

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007

Total revenues	$144	$609	$269	$384
Net loss	(3,794)	(3,009)	(4,053)	(4,218)
Basic and diluted net loss per common share	(0.19)	(0.15)	(0.20)	(0.21)

14. Subsequent Events

On March 7, 2008, Celldex and AVANT closed the merger pursuant to the Agreement and Plan of Merger dated October 19, 2007 (the “Merger Agreement”) by and among AVANT, Callisto Merger Corporation (“Merger Sub”), a wholly owned subsidiary of AVANT, and Celldex.  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Celldex, with Celldex as the surviving company and a wholly owned subsidiary of AVANT.  The total value of

Celldex Therapeutics, Inc. and Subsidiary

(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

(In Thousands, Unless Otherwise Indicated, Except Share and Per Share Data)

14. Subsequent Events (continued)

the transaction is approximately $75 million. Approximately 104.8 million shares of AVANT (on a pre-split basis) were issued to the former Celldex shareholders in connection with the merger. The merger is being accounted for as a purchase, with Celldex treated as the acquirer under U.S. generally accepted accounting principles. Celldex shareholders will receive approximately 4.96 shares of AVANT common stock in exchange for each share of Celldex common stock and Class A common stock they own. AVANT stockholders will retain 42% of, and the former Celldex stockholders will own 58% of, the outstanding shares of AVANT’s common stock on a fully-diluted basis. AVANT will also assume all of Celldex’s stock options outstanding at the time of the merger.

In April 2008, Pfizer, Inc. and AVANT entered into an agreement under which Pfizer will be granted an exclusive worldwide license to a therapeutic cancer vaccine candidate, CDX-110, which is in Phase 2 development for the treatment of glioblastoma multiforme, a form of brain cancer. This agreement also gives Pfizer exclusive rights to the use of EGFRvIII vaccines in other potential indications. Under the licensing and development agreement, Pfizer will make an upfront payment to AVANT of $40 million and will make a $10 million equity investment in AVANT. Pfizer will fund all development costs for these programs. AVANT is also eligible to receive milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional vaccine products, as well as royalties on any product sales. The agreement is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and is expected to close in the second quarter of 2008.

(b)

PRO FORMA FINANCIAL DATA

AVANT and Celldex Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the merger of AVANT and Celldex in a transaction accounted for as a purchase with Celldex treated as the acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction (based in part on the fact that upon completion of the merger AVANT stockholders retained 42% of, and the former Celldex stockholders owned 58% of, the outstanding shares of AVANT’s common stock on a fully diluted basis). The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of AVANT and Celldex as of December 31, 2007, and has been prepared to reflect the merger of AVANT and Celldex as of December 31, 2007. The unaudited pro forma condensed combined statement of operations is based on the individual historical consolidated statements of operations of AVANT and Celldex and combines the results of operations of AVANT and Celldex for the year ended December 31, 2007, giving effect to the merger as if it occurred on January 1, 2007 for the pro forma statements of operations, reflecting only pro forma adjustments expected to have a continuing impact on the combined results. The following unaudited pro forma condensed combined financial statements give effect to a 1-for-12 reverse stock split of AVANT’s common stock which became effective on March 7, 2008. As a result of the reverse stock split, each twelve shares of common stock was combined and reclassified into one share of common stock and the total number of shares outstanding was reduced from approximately 180 million shares (including the shares issued to Celldex stockholders in the merger) to approximately 15 million shares.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, we allocated the purchase price using our best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to AVANT’s business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuations and other studies. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2007

(Amounts in thousands)

	AVANT	Celldex	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS:
Current Assets:
Cash and Cash Equivalents	$15,658	$4,910	$—		$20,568
Accounts and Other Receivables	332	133	—		465
Prepaid Expenses and Other Current Assets	423	655	9,795	E	10,875
Total Current Assets	16,413	5,698	9,795		31,907

Property and Equipment, Net	16,441	1,918	(4,594)	J	13,765
Intangible Assets, Net	3,017	1,033	(3,017)	B
			2,175	B
			(608)	J	2,600
Other Long-Term Assets	741	725	(545)	D	921
Goodwill	1,036	—	(1,036)	B	—
Total Assets	$37,648	$9,374	$2,169		$49,193

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts Payable	$1,262	$750	$—		$2,012
Accrued Expenses	3,146	2,519	164	D	5,829
Payable Due Medarex	—	5,836	(3,039)	R	2,797
Current Portion of Deferred Revenue	4,846	974	(4,846)	F	974
Current Portion of Long-Term Liabilities	580	57	(365)	G
			(41)	H	232
Total Current Liabilities	9,834	10,136	(8,128)		11,844

Deferred Revenue	42,270	220	(42,270)	F	220
Other Long-Term Liabilities	4,588	150	(3,305)	G
			(248)	H	1,185

Stockholders’ Equity (Deficit):
Convertible Preferred Stock	—	—	—		—
Common Stock	6	17	(6)	I
			(2)	A	15
Additional Paid-In Capital	259,063	69,880	(259,063)	I
			3,039	R
			900	S
			46,877	A	120,697
Less: Treasury Stock at Cost	(228)	—	228	Q	—
Accumulated Deficit	(277,885)	(73,648)	277,885	I
			(900)	S
			(17,817)	C
			4,979	J	(87,387)
Other Comprehensive Income	—	2,619	—		2,619
Total Stockholders’ Equity (Deficit)	(19,044)	(1,132)	56,120		35,944

Total Liabilities and Stockholders’ Equity	$37,648	$9,374	$2,169		$49,193

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements,
which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS

Year Ended December 31, 2007

(Amounts in thousands, except per share amounts)

	AVANT	Celldex	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$125	$1,318	$—		$1,443
Government Contracts and Grants	491	88	—		579
Product Royalties	4,487	—	—	K	4,487
Total Revenue	5,103	1,406	—		6,509

OPERATING EXPENSE:
Research and Development	18,496	10,009	—	L
			(514)	N	27,991
Other Operating Expense	9,462	6,906	—	L
			253	M
			(17)	N	16,604
Total Operating Expense	27,958	16,915	(278)		44,595

Investment and Other Income, Net	1,096	435	—		1,531
Loss Before Provision for Income Taxes	(21,759)	(15,074)	278		(36,555)

Provision for Income Taxes	(120)	—	—	P	(120)
Net Loss	$(21,639)	$(15,074)	$278		$(36,435)

Basic and Diluted Net Loss Per Common Share	$(3.45)				$(2.44)

Shares Used in Calculating Basic and Diluted Net Loss Per Share	6,266	1,675	6,986	O	14,927

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements,
which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.             DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On October 19, 2007, AVANT and Celldex signed an Agreement and Plan of Merger (the “Merger”) under which a wholly owned subsidiary of AVANT would merge with and into Celldex in a transaction to be accounted for as a purchase under accounting principles generally accepted in the United States of America with Celldex treated as the accounting acquirer. On March 7, 2008, AVANT announced the completed Merger of Callisto Merger Corporation, a wholly owned subsidiary of AVANT, with and into Celldex. Under the purchase method of accounting, the assets and liabilities of AVANT were recorded as of the acquisition date, at their fair values and added to those of Celldex. The transaction is expected to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Under the terms of the merger agreement, each share of Celldex common stock outstanding at the closing of the Merger was exchanged for 4.960848059 shares of AVANT common stock, plus cash in lieu of fractional shares. In addition, each option to purchase Celldex common stock that was outstanding on the closing date was assumed by AVANT and thereafter constitutes an option to acquire the number of shares of AVANT common stock determined by multiplying the number of shares of Celldex common stock subject to the option immediately prior to the Merger by 4.960848059, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed Celldex option divided by 4.960848059, rounded up to the nearest whole cent. Each of these options is subject to the same terms and conditions that were in effect for the related Celldex options. The fair value of AVANT’s outstanding options assumed in the acquisition was considered immaterial. The Merger was subject to customary closing conditions, including regulatory approvals, as well as approval by AVANT and Celldex stockholders.

2.             PURCHASE PRICE

The purchase price is as follows (table in thousands):

Fair value of AVANT shares issued	$46,875
Transaction costs incurred by Celldex	696

Purchase price	$47,571

The fair value of the AVANT shares used in determining the purchase price was $7.481 per share based on the average of the closing price of AVANT common stock for the period two days before through two days after the October 22, 2007 merger agreement announcement date (after adjustment for the 1-for-12 reverse stock split effective on March 7, 2008).

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities assumed based on their estimated fair values as of December 31, 2007 (table in thousands):

Cash and cash equivalents	$15,658
Accounts and other receivable	332
Property and equipment	11,846
Acquired identifiable intangible assets	1,567
In-process research and development	12,838
Other current and long-term assets	10,947
Assumed liabilities	(5,617)
Total	$47,571

The allocation of the purchase price is based on amounts at December 31, 2007. The final determination of the purchase price allocation will be based on the fair values of assets acquired, including the fair values of in-process research and development, other identifiable intangibles and the fair values of liabilities assumed as of the date that the Merger is consummated.  The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. However, the valuation analysis conducted by AVANT and Celldex determined that the fair value of assets acquired and the fair value of liabilities assumed by Celldex exceeded the estimated purchase price for AVANT, resulting in negative goodwill of approximately $10.2 million. In accordance with SFAS No. 141, Business Combinations, the negative goodwill has been allocated to all of the acquired assets which are non-financial and non-current assets, including property and equipment, identifiable intangible assets, and in-process research and development. AVANT has completed a third-party valuation of significant identifiable intangible assets acquired (including in-process research and development) and determines the fair values of other assets and liabilities acquired.

The amount allocated to acquired identifiable intangible assets (after the negative goodwill allocation) has been attributed to the following categories (table in thousands):

Megan developed technology	$238
Core technology	781
Pfizer Agreement	548

Total	$1,567

The estimated fair value attributed to Megan developed technology, which relates to AVANT’s existing approved poultry vaccine products, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. The estimated fair value attributed to developed technology will be amortized over 8 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technology from the expected closing date of the merger based on the contractual provisions of a distribution agreement.

The estimated fair value attributed to the Core technology, which relates to AVANT’s exclusive rights to the Megan patents and the VitriLife® process, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technologies.

The estimated fair value attributed to Core technology will be amortized over 4.5 to 7.5 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technologies from the expected closing date of the merger.

The estimated fair value attributed to AVANT’S strategic partner agreement with Pfizer was determined based on a discounted forecast of the estimated net future cash flows to be generated from the agreement. The estimated fair value attributed to the Pfizer Agreement will be amortized over 8 years on a straight-line basis (no other method was deemed preferable), which is the estimated useful life of the technology from the expected closing date of the merger based on the contractual provisions of the Pfizer Agreement.

The market launch of Rotarix® by Glaxo in the U.S. market will result in a $10 million milestone payment to AVANT from PRF, which AVANT expects to receive in the second half of 2008. In connection with the Merger, AVANT recorded $9.8 million as an other current asset, which represents the present value of this milestone adjusted for probability of success.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the merger, had not reached technological feasibility and had no alternative future use. Only those research projects that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the in-process research and development primarily represents the estimated fair value of AVANT’s combination Typhoid-ETEC-Cholera vaccine for enteric diseases, its cholesterol management vaccine, CETi, and its anti-inflammatory molecule, TP10, for age-related macular degeneration (AMD), respectively. The estimated fair value of the in-process research and development was determined based on a discounted forecast of the estimated net future cash flows for each project, adjusted for the estimated probability of technical success and FDA approval for each research project. In-process research and development will be expensed immediately following consummation of the merger.

3.                                      PRO FORMA ADJUSTMENTS

(A)                              To record the fair value of AVANT’s outstanding common stock and stock options assumed in connection with the Merger. Cash paid in lieu of fractional shares will be from existing cash balances which has not been reflected.

(B)                              To eliminate AVANT’s historical intangible assets and goodwill amounts and record the estimated fair values of acquired identifiable intangible assets arising from the Merger.

(C)                             To record the estimated fair value of in-process research and development acquired in the Merger. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined statements of operations. However, this item will be recorded as an expense immediately following consummation of the Merger.

(D)                             To adjust estimated Celldex transaction costs of $696,000; transaction costs incurred by AVANT were expensed as incurred. These amounts are not reflected in the pro forma statement of operations.

(E)                              To record the fair value of milestone payments expected from Paul Royalty Fund (PRF).

(F)                              To eliminate deferred revenue balances primarily related to AVANT’s agreement with PRF as AVANT has no future performance obligations or continuing obligations to incur any significant costs in connection with these agreements.

(G)                             To eliminate deferred rent balances related to straight-line rent accruals and tenant incentive allowances received by AVANT from its landlords for which AVANT has no obligations to refund these amounts back to the landlords.

(H)                             To record the fair value of AVANT’s below-market interest rate debt with MassDevelopment based on current market rates available for long-term liabilities with similar terms and maturities.

(I)                                  To eliminate AVANT’s historical stockholders’ equity accounts.

(J)                                To reflect pro rata reduction of amounts allocated to non-financial and non-current assets acquired due to excess of fair value of acquired assets over estimated purchase price as follows (table in thousands):

Property and equipment	$4,594
Acquired identifiable intangible assets	608
In-process research and development	4,979
Total	$10,181

(K)                             AVANT’s historical revenues include amortized deferred royalty revenue recognized in accordance with guidance in EITF 88-18 and recorded in connection with the PRF agreement. No future revenue related to this deferred revenue will be recognized after the Merger. See (F) above.

(L)          AVANT’s historical operating expenses include amortization of deferred rent expense recorded in connection with tenant incentive allowances received from AVANT’s landlords. No future amortization will be recorded after the Merger, see (G) above.

(M)         To reflect the amortization of acquired identifiable intangible assets on a straight-line basis over their estimated useful lives.

(N)          To adjust depreciation expense resulting from the pro rata reduction of amounts allocated to property and equipment due to the excess of fair value of acquired net assets over the estimated purchase price. The adjustment to depreciation expense has been calculated using the remaining useful life of the property and equipment.

(O)          To reflect the issuance of AVANT shares to Celldex shareholders in connection with the Merger at the actual exchange rate.

(P)          The tax effect of the above pro forma adjustments was calculated at the statutory rate and was determined to be zero because of net losses incurred. Utilization of the NOL and R&D credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Internal Revenue Code of 1986, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred tax assets.

(Q)          To eliminate AVANT’s treasury stock, which were retired upon acquisition.

(R)          To reflect the issuance of shares having a value of $3,038,617 in settlement of a payable due Medarex.

(S)          To record the fair value of vested stock options that were modified in connection with the Merger. Approximately $1.7 million of fair value for unvested stock options that were modified in connection with the Merger will be recognized over their remaining vesting period.

4.             FORWARD-LOOKING STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. AVANT undertakes no obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995” on page 1 of this Form 8-K/A.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical share information of AVANT and Celldex and unaudited pro forma share information after giving effect to the merger between AVANT and Celldex, using the exchange ratio of 4.960848059 shares of AVANT common stock for each outstanding share of Celldex common stock and Class A common stock. The pro forma equivalent information of Celldex was derived using the historical share information using that exchange ratio. You should read this information in conjunction with the unaudited pro forma condensed combined financial statements and the separate historical financial statements of AVANT and Celldex and the notes thereto included elsewhere in this Form 8-K/A or filed in AVANT’s most recent Form 10-K. The historical share information is derived from audited consolidated financial statements of AVANT and from audited consolidated financial statements of Celldex as of and for the year ended December 31, 2007. The amounts set forth below are in thousands, except per share amounts and gives effect to the 1-for-12 reverse stock split of AVANT common stock effective on March 7, 2008. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the period presented and should not be construed as representative of future operations.

	December 31, 2007
	AVANT		Celldex
	Historical	Pro Forma	Historical	Pro Forma Equivalent of One AVANT Share(1)
Basic and diluted net loss per common share	$(3.45)	$(2.44)	$(9.00)	$(1.81)

Book value per share	$(3.08)	$2.41	$(0.68)	$(0.14)

Shares used in calculating:
Basic and diluted net loss per share	6,266	14,927	1,675	8,309

Book value per share(2)	6,182	14,927	1,675	8,309

(1)           These amounts were calculated by applying the exchange ratio of 4.960848059 to the historical Celldex shares and adjusting to reflect a reverse stock split of 1-for-12 effective March 7, 2008.

(2)           The historical book value per common share is computed by dividing total stockholders’

equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock as of each of the periods presented.

(c) Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K/A.

Exhibit Number	Description of Exhibit
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AVANT IMMUNOTHERAPEUTICS, INC.

Dated: May 23, 2008	By:	/s/ Avery W. Catlin
Name: Avery W. Catlin
Title: Senior Vice President and
Chief Financial Officer

S-1